Exhibit (e)(1)

Execution Version

AGREEMENT AND PLAN OF MERGER

among:

CIDARA THERAPEUTICS, INC.,

a Delaware corporation;

MERCK SHARP & DOHME LLC,

a New Jersey limited liability corporation; and

CAYMUS PURCHASER, INC.,

a Delaware corporation

Dated as of November 13, 2025

SECTION 1. THE OFFER		2

1.1	The Offer	2

1.2	Company Actions	5

SECTION 2. MERGER TRANSACTION		6

2.1	Merger of Purchaser into the Company	6

2.2	Effect of the Merger	6

2.3	Closing; Effective Time.	6

2.4	Certificate of Incorporation and Bylaws; Directors and Officers	7

2.5	Conversion of Shares	7

2.6	Surrender of Certificates; Stock Transfer Books.	8

2.7	Appraisal Rights	11

2.8	Treatment of Options, RSUs and Warrants	11

2.9	Withholding	12

2.10	Further Action	12

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		13

3.1	Due Organization; Subsidiaries, Etc.	13

3.2	Certificate of Incorporation and Bylaws	14

3.3	Capitalization, Etc	14

3.4	SEC Filings; Financial Statements	15

3.5	Absence of Changes	18

3.6	Title to Assets	18

3.7	Real Property	18

3.8	Intellectual Property	19

3.9	Data Protection; Company Systems	21

3.10	Contracts	24

3.11	Liabilities	24

3.12	Compliance with Law	24

3.13	Regulatory Matters	25

3.14	Certain Business Practices	26

3.15	Governmental Authorizations	26

3.16	Tax Matters	27

3.17	Employee Matters; Benefit Plans	28

3.18	Environmental Matters	30

3.19	Insurance	30

3.20	Legal Proceedings; Orders	31

i.

3.21	Authority; Binding Nature of Agreement	31

3.22	Section 203 of the DGCL	31

3.23	Merger Approval	32

3.24	Non-Contravention; Consents	32

3.25	Opinion of Financial Advisor	32

3.26	Financial Advisors	33

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER		33

4.1	Due Organization	33

4.2	Purchaser	33

4.3	Authority; Binding Nature of Agreement	33

4.4	Non-Contravention; Consents	34

4.5	Disclosure	34

4.6	Absence of Litigation	34

4.7	Funds	35

4.8	Ownership of Shares	35

4.9	[Reserved]	35

4.10	Acknowledgement by Parent and Purchaser	35

4.11	Brokers and Other Advisors	36

SECTION 5. CERTAIN COVENANTS OF THE COMPANY		36

5.1	Access to Information	36

5.2	Operation of the Company’s Business	37

5.3	No Solicitation	41

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES		43

6.1	Company Board Recommendation	43

6.2	Filings, Consents and Approvals	45

6.3	Company Stock Awards	48

6.4	Employee Benefits	49

6.5	Indemnification of Officers and Directors	50

6.6	Securityholder Litigation	52

6.7	Additional Agreements	52

6.8	Disclosure	53

6.9	Takeover Laws; Advice of Changes	53

6.10	Section 16 Matters	54

6.11	Rule 14d-10 Matters	54

6.12	Purchaser Stockholder Consent	54

6.13	Stock Exchange Delisting; Deregistration	54

6.14	Regulatory Matters	54

ii.

SECTION 7. CONDITIONS PRECEDENT TO THE MERGER		55

7.1	No Restraints	55

7.2	Consummation of Offer	55

SECTION 8. TERMINATION		55

8.1	Termination	55

8.2	Effect of Termination	57

8.3	Expenses; Termination Fees	58

SECTION 9. MISCELLANEOUS PROVISIONS		60

9.1	Amendment	60

9.2	Waiver	60

9.3	No Survival of Representations, Warranties	60

9.4	Entire Agreement; Counterparts	60

9.5	Applicable Laws; Jurisdiction; Specific Performance; Remedies	61

9.6	Assignability	62

9.7	No Third Party Beneficiaries	62

9.8	Notices	62

9.9	Severability	64

9.10	Obligation of Parent	64

9.11	[Reserved.]	64

9.12	Transfer Taxes	64

9.13	Company Disclosure Schedule	64

9.14	Construction	64

iii.

Exhibits

Exhibit A	Definitions
Exhibit B	Form of Certificate of Incorporation of Surviving Corporation
Exhibit C	Form of Bylaws of Surviving Corporation
Annexes

Annex I	Conditions to the Offer

iv.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of November 13, 2025, by and among: Merck Sharp & Dohme LLC, a New Jersey limited liability company (“Parent”); Caymus Purchaser, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”); and Cidara Therapeutics, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement, Parent has agreed to cause Purchaser to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire (i) all of the outstanding shares of Company Common Stock (the “Common Shares”) for $221.50 per Common Share (such amount or any higher amount per share paid pursuant to the Offer, being the “Common Share Offer Price”) to the seller in cash, without interest, subject to any applicable withholding Taxes, and (ii) all of the outstanding shares of Company Series A Preferred Stock (the “Series A Shares”) for $15,505.00 per Series A Share (such amount or any higher amount per share paid pursuant to the Offer, being the “Series A Offer Price”, which together with the Common Share Offer Price is collectively referred to as the “Offer Price”) to the seller in cash, without interest, subject to any applicable withholding Taxes (with the Common Shares and the Series A Shares referred to collectively as the “Shares”).

B. Following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 2.5, (i) each issued and outstanding Common Share (other than Excluded Shares) as of the Effective Time shall be converted into the right to receive the Common Share Offer Price, without interest, subject to any applicable withholding Taxes, (ii) each issued and outstanding Series A Share (other than Excluded Shares) as of the Effective Time shall be converted into the right to receive the Series A Offer Price, without interest, subject to any applicable withholding Taxes and (iii) the Company shall become an indirect wholly owned Subsidiary of Parent as a result of the Merger.

C. The board of directors of the Company (the “Company Board”) has unanimously (excluding a recused director) (i) determined that this Agreement and the Transactions are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) determined that the Merger shall be governed and effected in accordance with Section 251(h) of the DGCL, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the recommendation of the Company Board, the “Company Board Recommendation”).

D. The board of directors of each of Parent and Purchaser has approved this Agreement and the Transactions and declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement and to consummate the Transactions.

E. Each of Parent, Purchaser and the Company acknowledges and agrees that the Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time.

F. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, certain stockholders of the Company are executing and delivering a Tender and Support Agreement in favor of Parent and Purchaser (the “Tender and Support Agreements”), pursuant to which such stockholders, among other things, will agree to tender all Shares beneficially owned by them to Purchaser in the Offer.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE OFFER

1.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as practicable after the date of this Agreement but in no event later than December 4, 2025, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) Terms and Conditions of the Offer. Subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions set forth in Annex I (collectively, the “Offer Conditions”), as soon as practicable after the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms, and promptly accept (the time of such acceptance, the “Offer Acceptance Time”) for payment and promptly thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement and the Offer Conditions. Purchaser expressly reserves the right to (i) increase the Common Share Offer Price and the Series A Offer Price, provided that a corresponding increase is made to each of the Common Share Offer Price and the Series A Offer Price, (ii) waive any Offer Condition and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that without the prior written consent of the Company, Purchaser shall not (A) decrease Common Share Offer Price or the Series A Offer Price or increase any of the Common Share Offer Price or the Series A Offer Price without making a corresponding increase to all of the Offer Prices, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions or any other terms or conditions of this Agreement in a manner that adversely affects, or could reasonably be expected to adversely affect, any holder of Shares or that could, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions, (F) change or waive the Minimum Condition or the Regulatory Condition, (G) terminate the Offer or accelerate, extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement or (H) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(c) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one minute following 11:59 p.m., Eastern Time, on the 20th business day following the Offer Commencement Date, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act, unless otherwise agreed to in writing by Parent and the Company (such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Subject to the Parties’ respective termination rights under Section 8: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, and if permitted hereunder and under any applicable Laws, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for additional periods of up to ten business days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser shall extend the Offer from time to time for: (A) the minimum period required by any applicable Law, any interpretation or position of the SEC or its staff or Nasdaq or its staff, in each case, applicable to the Offer; and (B) periods of up to ten business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated; and (iii) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company, Purchaser shall extend the Offer on one or more occasions, for additional periods of up to ten business days per extension, to permit such Offer Condition to be satisfied; provided, however, that in no event shall Purchaser: (1) be required to extend the Offer beyond the earliest to occur of (the “Extension Deadline”) (x) the valid termination of this Agreement in compliance with Section 8 and (y) the End Date; (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company; or (3) be required to extend the Offer for more than three additional consecutive increments of ten business days if at any then scheduled Expiration Date, all of the Offer Conditions (other than (x) the Minimum Condition and (y) any Offer Conditions that by their nature are to be satisfied at the expiration of the Offer) have been satisfied or waived and the Minimum Condition has not been satisfied. Purchaser may not terminate or withdraw the Offer prior to any scheduled Expiration Date (or any rescheduled Expiration Date) without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Section 8. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Purchaser effective immediately after the Offer Acceptance Time. The obligations of the Parent and Purchaser in this Section 1.1(c) and Section 1.1(e) shall not apply if the Company Board effects a Company Adverse Change Recommendation in accordance with Section 6.1.

(d) Termination of Offer. In the event that this Agreement is terminated pursuant to the terms of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within one business day of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Laws, all tendered Shares to the registered holders thereof.

(e) Offer Documents. As promptly as practicable on the Offer Commencement Date, Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares, in each case, as and to the extent required by federal securities Laws. Parent and Purchaser agree that they shall cause the Schedule TO and all amendments, supplements and exhibits thereto (which together constitute the “Offer Documents”) filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Laws. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, or to correct any material omissions therefrom, and Parent further agrees to take all reasonable steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that may be required in connection with any action contemplated by this Section 1.1(e). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel with any substantive comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receiving such comments. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. Parent and Purchaser shall respond reasonably promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(f) Payment; Funds. Without limiting the generality of Section 9.10, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement. Parent and Purchaser shall, and each of Parent and Purchaser shall ensure that all of their respective controlled Affiliates shall, tender any Shares held by them into the Offer.

(g) Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Common Share or Series A Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Common Share Offer Price and/or Series A Offer Price, as applicable, shall be appropriately adjusted.

(h) Acceptance. Subject only to the satisfaction or, to the extent waivable by Purchaser or Parent, waiver by Purchaser or Parent of each of the Offer Conditions, Purchaser shall (and Parent shall cause Purchaser to) promptly after the Expiration Date (i) irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and (ii) pay for such Shares.

1.2 Company Actions.

(a) Schedule 14D-9. As promptly as practicable on the Offer Commencement Date, following the filing by Parent and Purchaser of the Schedule TO, the Company shall file with the SEC and disseminate to the holders of Shares, in each case as and to the extent required by applicable Law, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that (i) unless the Company Board has made a Company Adverse Change Recommendation in accordance with Section 6.1(b), shall reflect the Company Board Recommendation, (ii) shall include a notice of appraisal rights and other information in accordance with Section 262(d)(2) of the DGCL and (iii) shall include the opinions of Goldman Sachs & Co. LLC and Evercore Group L.L.C. (together with a description of such firms’ related analyses). The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Laws. Unless requested otherwise by the Company, Parent shall cause the Schedule 14D-9 to be disseminated to the holders of Shares together with the Offer Documents. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and the Company further agrees to use all reasonable efforts to cause the Schedule 14D-9 as so corrected to be promptly filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent and Purchaser and their stockholders that may be required in connection with any action contemplated by this Section 1.2(a) so as to enable the Company to comply with its obligations hereunder. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receiving such comments. The Company shall provide Parent and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. The Company shall respond promptly to any comments from the SEC or its staff with respect to the Schedule 14D-9. The obligations of the Company, Parent and Purchaser in this Section 1.2(a) shall not apply if the Company Board effects a Company Adverse Change Recommendation in accordance with Section 6.1.

(b) Stockholder Lists. The Company shall promptly furnish, or cause to be promptly furnished, to Parent a list of the holders of Shares, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the commencement of the Offer. Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, lists and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver, and shall use their reasonable best efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

SECTION 2. MERGER TRANSACTION

2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser will be merged with and into the Company, the separate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing between the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as reasonably practicable after the Offer Acceptance Time, but in no event later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the provisions of this Agreement, concurrently with the Closing or as soon as practicable thereafter on the Closing Date, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) subject to Section 6.5(a), the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the form of certificate of incorporation attached hereto as Exhibit B;

(b) subject to Section 6.5(a), the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the form of bylaws attached hereto as Exhibit C; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the directors and officers of Purchaser immediately prior to the Effective Time.

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i) any Shares then held by the Company (or held in the Company’s treasury) or any direct or indirect wholly owned Subsidiary of the Company shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) any Shares irrevocably accepted for purchase in the Offer shall no longer be outstanding and shall be canceled and shall cease to exist, and no additional consideration shall be delivered in exchange therefor;

(iv) except as provided in clauses “(i)”, “(ii)” and “(iii)” above and subject to Section 2.5(b),

(1) each Common Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive the Common Share Offer Price (the “Common Share Merger Consideration”), without interest, subject to any applicable withholding of Taxes, and each holder of a Certificate or a Book-Entry Common Share shall cease to have any rights with respect thereto, except the right to receive the Common Share Merger Consideration upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.6; and

(2) each Series A Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive the Series A Offer Price (the “Series A Merger Consideration”), without interest, subject to any applicable withholding of Taxes, and each holder of a Certificate or a Book-Entry Series A Share shall cease to have any rights with respect thereto, except the right to receive the Series A Merger Consideration upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.6; and

(v) each share of the common stock, $0.001 par value per share, of Purchaser outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.001 par value per share, of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Common Shares or Series A Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Common Share Merger Consideration and/or Series A Merger Consideration shall be appropriately adjusted. The Common Share Merger Consideration and Series A Merger Consideration shall collectively be referred to as the “Merger Consideration.”

2.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for holders of Shares to receive the aggregate Offer Price to which such holders shall become entitled pursuant to Section 1.1(b) and to act as agent (the “Paying Agent”) for holders of Shares to receive the aggregate Merger Consideration to which such holders shall become entitled pursuant to Section 2.5. The agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. At or promptly following the Offer Acceptance Time but prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Depository Agent cash sufficient to make payment of the aggregate Offer Price payable pursuant to Section 1.1(b) and with the Paying Agent cash sufficient to make payment of the aggregate Merger Consideration payable pursuant to Section 2.5 (such deposits together, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Offer Price in the Offer and the aggregate Merger Consideration in the Merger. The Payment Fund may be invested by the Paying Agent as directed by the Surviving Corporation; provided that such investments shall be in short term obligations of the United States of America with maturities of no more than thirty days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (2) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (3) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing, and in any such case, (i) no such investment will relieve Parent, Purchaser, or the Paying Agent from making the payments required by this Section 2 and (ii) no such investment will have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any interest or income produced by such investments will be payable to, and for U.S. federal (and any applicable state or local) income tax purposes reported as earned by, the Surviving Corporation or Parent, as Parent directs.

(b)

(i) Promptly after the Effective Time (but in no event later than three business days thereafter), the Surviving Corporation shall cause to be delivered to each Person who was, immediately prior to the Effective Time, a holder of record of certificated Shares (other than the holders of Excluded Shares) entitled to receive the applicable Merger Consideration pursuant to Section 2.5(a)(iv), a form of letter of transmittal in reasonable and customary form (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal Upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof) for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates, and such Certificates shall then be canceled. Until surrendered as contemplated by this Section 2.6(b), each Certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.

(ii) No holder of record of a Book-Entry Share, which immediately prior to the Effective Time represented outstanding Shares entitled to receive the applicable Merger Consideration pursuant to Section 2.5(a)(iv), shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request) with respect to such Book Entry Shares, be entitled to receive in exchange therefor, the Merger Consideration for each Share formerly represented by such Book-Entry Share, and such Book-Entry Share will be canceled. Until such “agent’s message” (or such other evidence) is received, each Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest shall accrue or be paid on the Merger Consideration payable in respect of a Book-Entry Share.

(c) At any time following 12 months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to the Surviving Corporation, the Parent or its designated Affiliate, any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including, all interest and other income received by the Paying Agent in respect of all Payment Funds), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. None of the Parent, the Purchaser, the Surviving Corporation, the Company nor the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) At the close of business on the Closing Date, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Laws.

(e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.9), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 2.

2.7 Appraisal Rights. All Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither validly withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be cancelled and no longer outstanding, shall cease to exist and the holder thereof shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL in respect of any such shares; provided that if any such holder shall have failed to perfect or shall have validly withdrawn or lost such holder’s right to appraisal, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the applicable Merger Consideration under Section 2.5, without any interest thereon (less any amounts entitled to be deducted or withheld pursuant to Section 2.9), and such Shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. The Company shall provide each of the holders of Shares as of the record date for the purpose of receiving the notice required by Section 262(d) of the DGCL with the notice contemplated thereby as part of the Schedule 14D-9.

2.8 Treatment of Options, RSUs and Warrants.

(a) Each Option that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon the occurrence of, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the relevant holders thereof, Parent, Purchaser or the Company, each Option that is then outstanding and unexercised as of immediately before the Effective Time shall be cancelled and converted solely into the right to receive cash, without interest, in an amount equal to the product of (i) the total number of Common Shares subject to such Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of (x) the Common Share Merger Consideration over (y) the exercise price payable per Common Share under such Option, which amount shall be paid in accordance with Section 2.8(c) (the “Option Consideration”). Any Option that has an exercise price that equals or exceeds the Common Share Merger Consideration shall be canceled at the Effective Time for no consideration.

(b) Each restricted stock unit award granted pursuant to any of the Company Equity Plans or otherwise (each, an “RSU” and together, the “RSUs”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, become immediately vested in full, be cancelled and converted into the right to receive cash, without interest, in an amount equal to (i) the total number of Common Shares issuable in settlement of such RSU immediately prior to the Effective Time, without regard to vesting, multiplied by (ii) the Common Share Merger Consideration, which amount shall be paid in accordance with Section 2.8(c) (the “RSU Consideration”).

(c) As soon as reasonably practicable after the Effective Time (but no later than the first regularly scheduled payroll date that is at least five business days after the Effective Time), Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable Subsidiary’s payroll the aggregate Option Consideration and RSU Consideration payable with respect to Options and RSUs held by current or former employees of the Company or a Subsidiary of the Company (net of any withholding Taxes required to be deducted and withheld by applicable Laws in accordance with Section 2.9); provided, however, that to the extent the holder of an Option or RSU is not, and was not at any time during the vesting period of the Option or RSU, an employee of the Company for employment tax purposes, the Option Consideration or RSU Consideration payable pursuant to this Section 2.8 with respect to such Option or RSU (as applicable) shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 2.6.

(d) Effective as of immediately prior to the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall be treated as being simultaneously cashless exercised in accordance with the terms and conditions specified in the applicable Company Warrant and subject to deduction for any required withholding Tax as contemplated in Section 2.9. Prior to the Effective Time, the Company shall, in accordance with the terms of all unexercised and unexpired Company Warrants, deliver notices to the holders of such Company Warrants, informing such holders of the Transactions and containing such other information as the Company reasonably determines to be required pursuant to the terms of the applicable Company Warrants; provided, that prior to the delivery of such notices, the Company shall provide Parent the reasonable prior opportunity to review and comment on such notices and the Company shall give reasonable and good faith consideration to any such comments made by Parent or its counsel.

2.9 Withholding. Each of the Paying Agent, Parent, Purchaser, and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold therefrom under applicable Tax Laws. To the extent that such amounts are so deducted and withheld, each such payor shall take all action as may be necessary to ensure that any such amounts so withheld are remitted to the appropriate Governmental Body, and such amounts so remitted shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.10 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in Section 3 is subject to (a) exceptions and disclosures set forth in the Company Disclosure Schedule and (b) disclosure in the Company SEC Documents filed prior to the date of this Agreement other than any cautionary or forward-looking information contained in any such Company SEC Documents, including such information contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents (provided that nothing disclosed in the Company SEC Documents shall be deemed a qualification of, or modification to, the representations and warranties set forth in Section 3.1(a) and (b) (Due Organization; Subsidiaries, Etc.), Section 3.21 (Authority; Binding Nature of Agreement), Section 3.22 (Section 203 of the DGCL) Section 3.23 (Merger Approval) and Section 3.24 (Non-Contravention; Consents))):

3.1 Due Organization; Subsidiaries, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except where any failure of such power and authority would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company (the Company and its Subsidiaries collectively referred to as the “Acquired Corporations”) and indicates its jurisdiction of organization or formation, officers and directors, issued and outstanding equity interests and the holder(s) of such equity interests. Each Subsidiary has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except where any failure of such power and authority would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Subsidiary of the Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Each Subsidiary of the Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or its formation, except where the failure to be in good standing does not have, and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) None of the Acquired Corporations owns any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity other than the Company’s Subsidiaries. None of the Acquired Corporations has agreed or is obligated to make and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

3.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent accurate and complete copies of its certificate of incorporation and bylaws, including all amendments thereto (or similar organizational or governing documents) as in effect on the date of this Agreement for the Company and each of its Subsidiaries.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock, of which 31,446,306 Common Shares have been issued and are outstanding as of the close of business on the Reference Date; and (ii) 10,000,000 shares of Company Preferred Stock, of which (A) 2,843,287 shares have been designated Series X Convertible Preferred Stock of which none is issued and outstanding as of the close of business on the Reference Date and (B) 89,956 shares have been designated Series A Convertible Voting Preferred Stock, of which 89,956 Series A Shares have been issued and are outstanding as of the close of business on the Reference Date. All of the outstanding Shares have been, and all Common Shares issuable upon the exercise of outstanding Options or Company Warrants, settlement of outstanding RSUs or conversion of outstanding Series A Shares will be, when issued, duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights.

(b) (i) None of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having a right to vote on any matters on which the stockholders of the Company have a right to vote and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Share. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares. The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Act.

(c) As of the close of business on the Reference Date: (i) 2,597,639 Common Shares are subject to issuance pursuant to Options granted and outstanding; (ii) 353,656 Common Shares are subject to or otherwise deliverable in connection with outstanding RSUs; (iii) 84,905 Common Shares are available for issuance pursuant to the ESPP (including 9,554 Common Shares that are estimated to be subject to outstanding purchase rights under the ESPP assuming that the closing price per Share as reported on the purchase date for the current ESPP Offering Period was equal to the Common Share Offer

Price and employee contributions continue until such purchase date at the levels in place as of the Reference Date); (iv) 866 Common Shares are subject to issuance upon exercise of the Common Stock Warrants; (v) 1,286,786 Common Shares are subject to issuance upon exercise of the Pre-Funded Warrants; and (vi) 3,558,376 Common Shares were reserved and available for issuance pursuant to the Company Equity Plans. The Company has delivered or made available to Parent or Parent’s Representatives complete and accurate copies of all Company Equity Plans covering the Options and RSUs outstanding as of the date of this Agreement, the forms of all stock option agreements evidencing such and forms of restricted stock unit agreements evidencing such RSUs and copies of all Company Warrants.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth a true and complete list as of the Reference Date, of all Company Stock Awards, including: for each outstanding Option and RSU, as applicable, the underlying plan name, the name of the holder, the number of shares issuable upon exercise or settlement, the exercise price and the applicable grant date, the expiration date..

(e) Except as set forth in this Section 3.3, as of the close of business on the Reference Date, there are no: (i) outstanding shares of capital stock of, or other equity interests in, the Company; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock, other equity interests, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other equity interests or securities of the Company; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable or exercisable for any shares of the capital stock or other equity interests or securities of the Company; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

3.4 SEC Filings; Financial Statements.

(a) Since January 1, 2023, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective filing dates (or if amended, as of the date of such amendment and, in the case of registration statements as of the date of effectiveness), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the accounting requirements and the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries and as of the respective dates thereof and the consolidated results of operations, cash flows and changes in convertible preferred stock and stockholders’ equity (deficit) of the Company and its Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person other than the Subsidiaries of the Company are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company has designed and maintains, and at all times since January 1, 2023, has maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Corporations that could have a material effect on the financial statements. To the knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since January 1, 2023, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Acquired Corporations; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Acquired Corporations; or (C) any claim or allegation regarding any of the foregoing.

(d) The Company maintains, and at all times since January 1, 2023, has maintained disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the

SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) None of the Acquired Corporations is a party to nor has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as described in Item 303 of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Corporations in the Company’s published financial statements or other Company SEC Documents.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g) Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Company Disclosure Documents based on information supplied by or on behalf of Parent, Purchaser or any of its or their respective Representatives specifically for inclusion or incorporation by reference therein.

(i) The information with respect to the Company that is furnished by or on behalf of the Company to Parent or Purchaser in writing specifically for use or incorporation by reference in the Schedule TO and the Offer Documents (including any amendments or supplements thereto), at the time of the filing of the Schedule TO (including any amendments or supplements thereto), and at the time of any distribution or dissemination of the Offer Documents (including any amendments or supplements thereto), will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(ii) The Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Company Disclosure Documents.

3.5 Absence of Changes. Since January 1, 2025 through the date of this Agreement, there has not occurred any event, change, action, failure to act or transaction that has had or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect Since the January 1, 2025, the Company has operated in the ordinary course of business in all material respects (except for execution and performance of this Agreement and the discussions and negotiations relating thereto). Since January 1, 2025 through the date of this Agreement, the Company has not taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of the covenants set forth in of clauses (i)(A), (ix), (xii) or, with respect to the foregoing, (xxi), of Section 5.2(b).3.6 Title to Assets . The Acquired Corporations have good and valid title to all material assets (excluding intellectual property, which is covered under Section 3.8) owned by them as of the date of this Agreement, including all material assets reflected on the Company’s consolidated unaudited balance sheet in the last Quarterly Report on Form 10-Q filed by the Company with the SEC (the “Balance Sheet”), except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet, and except where such failure would not reasonably be expected to have a Material Adverse Effect.

3.7 Real Property.

(a) The Company does not own and has never owned any real property.

(b) Schedule 3.7(b) of the Company Disclosure Schedule sets forth the address of each Leased Real Property and contains a true and complete list of all Company Leases. Except as would not reasonably be expected to have a Material Adverse Effect, the Acquired Corporations hold a valid and existing leasehold interest in the material real property that is leased, subleased or sub-subleased by the Company or any Subsidiary from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances described in the leases, subleases or sub-subleases with respect to real property to which the Company or a Subsidiary is a party. As of the date of this Agreement, none of the Acquired Corporations has received any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, except for violations or breaches that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.8 Intellectual Property.

(a) Section 3.8(a) of the Company Disclosure Schedule identifies a complete list of all Registered IP included in the Company Owned IP and Company Exclusively Licensed IP (collectively, “Company Registrations”) and for each, specifies the following: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application, patent or registration number and (iv) the owner and any other co-owners, for each item of material Registered IP owned in whole or in part or exclusively licensed by any of the Acquired Corporations and, if the owner is not an Acquired Corporation, the corresponding license agreement(s) pursuant to which the Company has a right to use such Company Exclusively Licensed IP. Each of the patents and patent applications included in the material Company Registrations owned by the Acquired Corporations properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States, and the Acquired Corporations have complied in all materials respects with all applicable Laws in connection with the filing and prosecution of such patents and patent applications. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than patent prosecution activities being conducted before a Governmental Body in the ordinary course of business) is pending, or, to the knowledge of the Company, threatened in writing, with respect to any of such Company Registration, including any such proceeding in which the scope, validity, enforceability or ownership of any Company Registrations is being contested or challenged. With respect to all Registered IP included in the Company Owned IP, and to the knowledge of the Company with respect to all Registered IP included in the Company Exclusively Licensed IP, each such Company Registration is subsisting and in full force and effect, and to the knowledge of the Company, each such issued or registered Company Registration is valid and enforceable.

(b) The Company solely owns all right, title and interest in and to all material Company Owned IP (other than as disclosed on Section 3.8(a) of the Company Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances, and, to the Company’s knowledge, has the right, pursuant to valid agreements, to use all other material Intellectual Property Rights necessary for or used by the Acquired Corporations in their respective businesses as currently conducted. Each Company Associate involved in the creation, conception, reduction to practice or development of any material Company Owned IP developed by such Company Associate in the course of such Person’s employment or engagement with any Acquired Corporation has signed a valid written agreement containing a present assignment of such Intellectual Property Rights to the Company and confidentiality provisions protecting the Company IP.

(c) No funding, facilities, Intellectual Property Rights, personnel or other resources of any Governmental Body or any university, college, research institute or other educational institution is or was being used to create material Company Owned IP (other than as disclosed on Section 3.8(a) of the Company Disclosure Schedule), except for any such funding or use of facilities, Intellectual Property Rights, personnel or other resources that does not result in such Governmental Body or institution obtaining ownership rights to such Company Owned IP or the right to receive royalties or other payments for the practice of such Company Owned IP, including “march in” or co-ownership rights in any Company Owned IP or any claim, option or other right to any of foregoing (other than pursuant to any In-bound License (as defined below) disclosed on Section 3.8(d) of the Company Disclosure Schedule).

(d) Section 3.8(d) of the Company Disclosure Schedule sets forth each Contract pursuant to which any of the Acquired Corporations: (i) is granted a license, covenant not to sue, right to assert or enforce, option, right of purchase or first or last refusal or other right, in or to any material Intellectual Property Right that is, or is planned to be, incorporated into or distributed with any Product other than any materials transfer agreements, clinical trial agreements, nondisclosure agreements, services agreements, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses (each an “In-bound License”) or (ii) grants to any third party a license under any Company Owned IP or a sublicense under any material Company Exclusively Licensed IP other than any materials transfer agreements, clinical trial agreements, nondisclosure agreements, services agreements or non-exclusive outbound licenses entered into in the ordinary course of business (each an “Out-bound License”).

(e) The execution, delivery or performance of this Agreement and the consummation of the Transactions will not result in any termination, modification or change, or result in any Person having the right to terminate, modify, or change, any right in or under any In-bound License or Out-bound License.

(f) The operation of the respective businesses of the Acquired Corporations as currently conducted and the exercise by the Acquired Corporations (or their respective Affiliates) of any Covered Rights (i) do not infringe, misappropriate or otherwise violate any valid and enforceable Registered IP owned by any other Person, and (ii) since January 1, 2024, have not infringed, misappropriated or otherwise violated any Intellectual Property Right owned by any other Person. To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or since the January 1, 2024, has infringed, misappropriated or otherwise violated, any Company Owned IP or any Company Exclusively Licensed IP, in any material respect. As of the date of this Agreement, there is no Legal Proceeding (A) pending (or, to the knowledge of the Company, threatened in writing) against any of the Acquired Corporations alleging that the operation of the businesses of the Acquired Corporations or the exercise of any Covered Rights infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person, or (B) pending (or threatened in writing) by any of the Acquired Corporations alleging that another Person has infringed, misappropriated or otherwise violated any of the Company Owned IP or any Company Exclusively Licensed IP. Since January 1, 2024, the Acquired Corporations have not received any written notice or other written communication alleging that the operation of the businesses of the Acquired Corporations or the exercise by the Acquired Corporations of any Covered Rights infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person (including any written demands from any Person to take a license or refrain from using any Intellectual Property Rights).

(g) The Company has taken reasonable security and other measures, to protect, maintain and enforce the Company IP, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other confidential technical information.

(h) None of the Company Owned IP or, to the knowledge of the Company, any Company Exclusively Licensed IP is subject to any pending or outstanding injunction, consent, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company of any such Company Owned IP or Company Exclusively Licensed IP other than patent prosecution activities being conducted before a Governmental Body in the ordinary course of business, or is subject to any exclusive option or similar contingent right.

3.9 Data Protection; Company Systems

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, since January 1, 2023, the Acquired Corporations: (i) are, and have been, in compliance with all Data Security Requirements; (ii) have not experienced any Security Incidents and (iii) have not received, or otherwise been subject to, any written notices, complaints, notices, audits, proceedings, investigations or claims conducted or asserted by any other Person (including any Governmental Body) regarding any unauthorized or unlawful Processing of Personal Information or violation of any Data Security Requirements.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company Systems, taken as a whole, are in good working order and sufficient for the current conduct of the business of the Acquired Corporations, and the Company has purchased a sufficient number of license seats, and scope of rights, for all third party software used by the Acquired Corporations for their business as currently conducted and have complied with the terms of the corresponding agreements. The Acquired Corporations have taken commercially reasonable actions to protect the security and integrity of the Company Systems. To the knowledge of the Company, since January 1, 2023, there have been no material failures or breakdowns that have not been remedied in all material respects with respect to the Company Systems (including any which resulted in the unauthorized access to, or loss, corruption or alteration of any material data or information contained therein).

(c) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Acquired Corporations have possession of or control over and, to the extent permitted by applicable Law, own, all of the Personal Information and pre-clinical, clinical and other similar material data and other information Processed by or on behalf of the Acquired Corporation in connection with the operation of its businesses as currently conducted, and such data and other information (i) is in the Company Systems and is generally available and accessible to the Acquired Corporations and is stored and backed-up on a regular basis, and (ii) will be owned, in the possession and control of, and available for use by, Parent and its Affiliates (including the Acquired Corporations) immediately following the Closing, free and clear of any restrictions, limitations or obligations other than Permitted Encumbrances.

3.10 Contracts.

(a) Section 3.10(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, other than any Company Contract (1) that is terminable without penalty by the Company on 90 days’ or less notice; provided that penalty shall not include requirements to pay costs and expenses in connection with the termination of such agreements consisting of reimbursement of expenses incurred and reasonable wind-down costs, (2) that is a nondisclosure agreement entered into (x) in the ordinary course of business consistent with past practice or (y) in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions or (3) that is an Employee Plan, including any Company Employee Agreement, which shall be governed under Section 3.17, for purposes of this Agreement, each of the following Company Contracts shall constitute a “Material Contract”:

(i) any Company Contract (A) limiting the freedom or right of the Company or any Subsidiary, in any material respect, to engage in any line of business or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any of the Acquired Corporations or exclusivity obligations or restrictions or otherwise materially limiting the freedom or right of the Acquired Corporations to sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person or (C) containing minimum specified purchase of products or services in excess of $1,500,000 in any fiscal year;

(ii) any Company Contract that requires by its terms the payment or delivery of cash or other consideration by or to any of the Acquired Corporations in an amount having an expected value in excess of $3,000,000 in the fiscal year ending December 31, 2025 or in any single fiscal year thereafter, other than any materials transfer agreements, clinical trial agreements, nondisclosure agreements, services agreements, commercially available Software-as-a-Service offerings or off-the-shelf software licenses;

(iii) any (A) Company Contract that would entitle any third party to receive a license or any other right, title or interest with respect to the Intellectual Property Rights or Parent or any of its Affiliates following the Closing Date or subject Parent or its Affiliates to any non-compete or other restrictive covenants following the Closing Date, (B) In-bound License, (C) Out-bound License, (D) Company Contract pursuant to which any material research or development activities related to the Product are conducted, or (E) Company Contract (other than Out-Bound Licenses) that grants a third party a license or right to use or restricts any Person from filing, registering, enforcing, disposing of or otherwise exploiting any material Intellectual Property Rights related to the Product, other than materials transfer agreements, clinical trial agreements, nondisclosure agreements, commercially available software as a service offerings, off the shelf software licenses, services or supply agreements containing non-exclusive licenses for purposes of providing the supply or services, or other Contracts containing non-exclusive licenses incidental to the purpose of such Contract;

(iv) any Company Contract relating to the Company’s Indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) for a principal amount in excess of $3,000,000;

(v) any Company Contract constituting, or relating to the formation, creation, operation, management or control of, a joint venture, partnership or limited liability company;

(vi) any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock or other equity interests of the Company or prohibits the issuance of any guaranty by the Company;

(vii) any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Shares or, to the knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members (other than offer letters that can be terminated at will without severance obligations and Company Contracts pursuant to Company Stock Awards);

(viii) any Company Contract for the lease, sublease or sub-sublease of any material real property;

(ix) any Company Contract (A) relating to the disposition or acquisition by the Company after the date of this Agreement of assets with a fair market value in excess of $3,000,000 outside of the ordinary course of business, or (B) pursuant to which the Company will acquire any ownership interest in any other Person or other business enterprise outside of the ordinary course of business and with a value of greater than $3,000,000;

(x) any Company Contract that contains a put, call, right of first refusal, right of first negotiation or similar right pursuant to which any Acquired Corporation could be required to purchase or sell, or offer for purchase or sale, as applicable, any (A) equity interests of any Person or (B) assets (excluding ordinary course commitments) or businesses for an amount in excess of $3,000,000;

(xi) Any Company Contract with a sole source supplier material to the conduct of the business of the Company as currently conducted and in which a reasonable alternative supplier is not available;

(xii) any Company Contract with any Governmental Body;

(xiii) any Company Contract, the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to the Company, other than any such Company Contracts entered into in the ordinary course of business;

(xiv) any hedging, swap, derivative or similar Company Contract;

(xv) any Company Contract that is a settlement, conciliation or similar agreement to which the Company is obligated to pay more than $3,000,000 in the aggregate after the date of this Agreement or that imposes any other material obligation upon the Company after the date of this Agreement;

(xvi) any Labor Agreement; and

(xvii) any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) As of the date of this Agreement, the Company has either delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of each Material Contract. Neither the Company or any Subsidiary nor, to the knowledge of the Company, the other party is in material breach of or material default under any Material Contract and, neither the Company nor any Subsidiary, nor, to the knowledge of the Company, the other party has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to any of the Acquired Corporations and, to the knowledge of the Company, the other party, a valid agreement, binding, and in full force and effect. To the knowledge of the Company, each Material Contract is enforceable by an Acquired Corporation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Since January 1, 2025, through the date of this Agreement, none of the Acquired Corporations has received any written (or, to the knowledge of the Company, oral) notice regarding any violation or breach or default under any Material Contract that has not since been cured, except for violations or breaches that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. None of the Acquired Corporations has waived in writing any rights under any Material Contract, the waiver of which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.11 Liabilities. As of the date of this Agreement, the Acquired Corporations do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet (including the notes thereto) prepared in accordance with GAAP, except for: (i) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations required to be incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of the Company under Contracts binding upon the Company (other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business; (iv) liabilities incurred in the ordinary course of business since the date of the Balance Sheet; and (v) liabilities that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

3.12 Compliance with Law. The Acquired Corporations are, and since January 1, 2023, have been, in compliance with all applicable Laws, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect and, since January 1, 2023, through the date of this Agreement, none of the Acquired Corporations has been given written notice of, or been charged with, any unresolved violation of, any applicable Law, except, in each case, for any such violation that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.13 Regulatory Matters.

(a) The Acquired Corporations have filed with the applicable regulatory authorities (including the FDA or any other Governmental Body performing functions similar to those performed by the FDA) all required material filings, declarations, listings, registrations, reports or submissions, including adverse event reports and investigational new drug safety reports. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Laws when filed, and no deficiencies that have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports or submissions remain outstanding.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, all nonclinical and clinical investigations sponsored by or on behalf of the Acquired Corporations are being or have been conducted in material compliance with applicable Laws, including Good Clinical Practices requirements, approved clinical protocols and informed consents and applicable Laws restricting the use and disclosure of individually identifiable health information, including the Common Rule (45 C.F.R. 46, Subpart A) and HIPAA and the clinical trial registration and disclosure requirements of 42 C.F.R Part 11 and other similar Laws. As of the date of this Agreement, neither the FDA nor any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA has sent any written notices or other correspondence to the Acquired Corporations with respect to any ongoing clinical or nonclinical studies or tests requiring the termination, suspension or material modification of such studies or tests.

(c) To the Company’s knowledge, neither the Acquired Corporations nor any Entity acting on the Acquired Corporation’s behalf has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. As of the date of this Agreement, neither the Acquired Corporations nor, to the Company’s knowledge, any Entity acting on the Acquired Corporations’s behalf is the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any officers, employees, agents or clinical investigators of the Acquired Corporations or any Entity or individual acting on the Acquired Corporations’s behalf has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21 U.S.C. Section 335a or any similar Law or (b) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, the Acquired Corporations are in compliance and since January 1, 2023, have been in compliance with all Health Care Laws applicable to the operation of its business as currently conducted. The Acquired Corporations are not and since January 1, 2023, have not been subject to any enforcement, regulatory or Legal Proceeding against or affecting the Acquired Corporations relating to or arising under the FDCA, PHS Act, the Anti-Kickback Statute, or similar Laws, and, to the Company’s knowledge, no such enforcement, regulatory or Legal Proceeding has been threatened, including by the issuance of a warning letter, untitled letter, Form 483, voluntary or involuntary product recall, partial or complete clinical hold, revocation or suspension of facility or individual employee licensure or credential of any employee or clinical trial related contracted party, or similar notice of potential violations of Health Care Laws.

(e) Except as would not reasonably be expected to have a Material Adverse Effect, none of the Acquired Corporations, nor any of their respective directors, officers, and managing employees have knowingly and willfully offered or paid any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement) directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person, solely to the extent in violation of any Health Care Law: (i) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service in violation of any Health Care Law or (ii) to purchase, lease, order, arrange for or recommend purchasing, leasing or ordering any good, facility, service or item in violation of any Health Care Law.

(f) To the extent required by applicable Laws, all manufacturing operations conducted for the benefit of the Acquired Corporations with respect to any Product candidate being used in human clinical trials have been conducted in accordance with GMP Regulations, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

3.14 Certain Business Practices. Since January 1, 2023, none of the Acquired Corporations, or, to the knowledge of the Company, any of their employees, representatives or agents (in each case, acting in the capacity of an employee or representative of any of the Acquired Corporations) has (i) used any funds (whether of the Acquired Corporations or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Law of similar effect, or (iv) is a Sanctioned Person or is in violation of or has violated applicable Sanctions or Ex-Im Laws.

3.15 Governmental Authorizations. The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their business in the manner in which its businesses are currently being conducted, except where failure to hold such Governmental Authorizations would not reasonably be expected to have a Material Adverse Effect. The Governmental Authorizations held by the Acquired Corporations are, in all material respects, valid and in full force and effect. The Acquired Corporations are in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not have a Material Adverse Effect.

3.16 Tax Matters. Except for those matters that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a) (i) Each of the material Tax Returns required to be filed by the Acquired Corporations with any Governmental Body have been filed on or before the applicable due date (taking into account any extensions of such due date), and all such Tax Returns are accurate and complete in all material respects and (ii) all Taxes (whether or not shown as due and owing on such Tax Returns) have been timely paid to the appropriate Governmental Body, and (iii) the Acquired Corporations have properly withheld and paid all Taxes (including sale or other similar Taxes) required in connection with amounts paid or owing to (or received from) any third party.

(b) No deficiency for any Tax has been asserted or assessed by a taxing authority in writing, and there is no ongoing Tax audit or other proceeding, against the Company or any Subsidiary which have not been paid, settled or withdrawn or is not being contested in good faith and in accordance with applicable Laws.

(c) None of the Acquired Corporations is a party to any material Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements made in the ordinary course of business, the primary subject matter of which is not Tax). The Acquired Corporations (i) have not been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) (ii) have no material liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise by operation of applicable Laws and (iii) have not waived or extended any statute of limitations with respect to Taxes (except pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(d) Within the past two years, the Acquired Corporations have not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(e) To the knowledge of the Company, the Acquired Corporations have not entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f) None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in the method of accounting, installment sale or open transaction disposition made prior to the Closing, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed prior to Closing.

3.17 Employee Matters; Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Schedule identifies each material Company Employee Agreement and each material Employee Plan. Subject to applicable Laws, the employment of each of the Company’s employees is terminable by the Company at will. None of the Subsidiaries has any employees.

(b) No Acquired Corporation is a party to or bound by, or has any duty to bargain for, nor is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization, or works council (each, a “Labor Agreement”) and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any Acquired Corporation. Since January 1, 2023, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any Acquired Corporation or any of its employees. There is not now pending, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding labor representation or union organizing activity or any similar activity or dispute.

(c) Since January 1, 2023, there has been no, and there is no pending, material Legal Proceeding pending or, to the knowledge of the Company, threatened relating to the employment or engagement of any Company Associate or relating to any Company Employee Agreement or Employee Plan. Since January 1, 2023, the Acquired Corporations have complied in all material respects with, and are currently in compliance in all material respects with, all applicable Laws related to employment, including employment practices, payment of wages and hours of work, leaves of absence, plant closing notification (including the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law (the “WARN Act”)), privacy rights, labor dispute, workplace safety, harassment, retaliation, immigration and discrimination, except any lack of compliance which has not had and would not reasonably be expected to have a Material Adverse Effect.

(d) Each Acquired Corporation has reasonably investigated, and taken corrective action where appropriate with respect to, all sexual harassment, or other harassment, discrimination, or retaliation allegations made since January 1, 2023 of which any Acquired Corporation is aware. No Acquired Corporation reasonably expects any material liabilities with respect to any such allegation.

(e) The Company has either delivered or made available to Parent prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of the following, as relevant: (i) all material plan documents and all material amendments thereto, and all related trust or other funding documents; (ii) any currently effective favorable determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation; (iv) the most recent summary plan descriptions and any material modifications thereto; (v) the most recent nondiscrimination tests required to be performed under the Code; and (vi) any non-routine correspondence from any Governmental Body dated within the past three years.

(f) None of the Acquired Corporations or any other Person that would be or, at any relevant time, would have been considered a single employer with any of the Acquired Corporations under the Code or ERISA has during the past six years sponsored, maintained, contributed to, or been required to contribute to, and none of the Acquired Corporations otherwise has any current or contingent liability under or with respect to, a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan as defined in Section 3(35) of ERISA or any “multiemployer plan” as defined in Sections 3(37) or 4001 of ERISA, or any multiple employer welfare arrangement under Section 3(40) of ERISA or multiple employer plan within the meaning of Section 413 of the Code. None of the Acquired Corporations has any current or contingent liability or obligation on account of at any time being considered a single employer with any other Person, trade or business under Section 414 of the Code.

(g) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) from the IRS as to its qualified status under the Code and, to the Company’s knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Employee Plans. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each of the Employee Plans is now and has been established, maintained, funded, administered, and operated in compliance with its terms and all applicable Laws, including ERISA and the Code and, to the Company’s knowledge, nothing has occurred with respect to any Employee Plan that would result in a material Tax, penalty or other liability or obligation of any of the Acquired Corporations. No Acquired Corporation has any liability (whether or not assessed) pursuant to Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(h) Except to the extent required under Section 601 et seq. of ERISA, 4980B of the Code (or any other similar state Law) or for a limited period of time following a termination of employment pursuant to the terms of an existing employment, severance or similar agreement in effect as of the date hereof, none of the Acquired Corporations nor any Employee Plan has any present or future obligation to provide post-ownership, post-termination, post-employment or retiree welfare benefits to or make any payment to, or with respect to, any Person including any present or former employee, officer, director or other service provider of any Acquired Corporation.

(i) Except as specifically provided in this Agreement, either the execution of this Agreement nor the consummation of the Transactions (either alone or in combination with other events or circumstances) could (i) accelerate the time of payment or vesting, trigger any payment or funding, or increase the amount of compensation or benefits due to any current or former Company Associate, (ii) result in any “disqualified individual” receiving any “parachute payment” (each such term as defined in Section 280G of the Code) or any payment would be subject to an excise tax under Section 4999 of the Code, or (iii) limit or restrict the right to merge, amend, terminate or transfer the assets of any Employee Plan or Company Employee Agreement on or following the Effective Time.

(j) Except as set forth in Section 3.17(j) of the Company Disclosure Schedule, none of the Acquired Corporations is a party to, or otherwise is obligated under, any Contract, plan or arrangement that provides for the gross-up, indemnification, reimbursement of or other payment for any Taxes, including those imposed by Sections 409A or 4999 of the Code (or any corresponding provisions of applicable Law relating to Tax).

(k) Each Option and RSU (i) was issued in accordance with the terms of the Company Equity Plan under which it was granted and all applicable Laws and (ii) is not subject to Section 409A of the Code. Each Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code. Each Option has an exercise price that is no less than the fair market value of the underlying Shares on the date of grant, as determined in accordance with Section 409A of the Code, and all Options and RSUs are exempt from Section 409A of the Code.

3.18 Environmental Matters. Except for those matters that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) the Acquired Corporations are, and since January 1, 2023 have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business, (b) as of the date of this Agreement, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened in writing against any of the Acquired Corporations or, to the Company’s knowledge, the Leased Real Property, (c) as of the date of this Agreement, none of the Acquired Corporations has received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of any of the Acquired Corporations relating to or arising under Environmental Laws, (d) to the knowledge of the Company: (1) no Person has been exposed to any Hazardous Materials at a property or facility of any of the Acquired Corporations at levels in excess of applicable permissible exposure levels; and (2) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of the Acquired Corporations under any Environmental Law; and (e) the Acquired Corporations have not assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts or leases for real property.

3.19 Insurance. The Company has delivered or made available to Parent an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all such insurance policies are in full force and effect (except for any expiration thereof in accordance with its terms), no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

3.20 Legal Proceedings; Orders.

(a) Since January 1, 2023 through the date of this Agreement, there has been and there is no Legal Proceeding pending (or, to the knowledge of the Company, threatened) against any of the Acquired Corporations or to the knowledge of the Company, against any present or former officer, director or employee of the Acquired Corporations in such individual’s capacity as such, other than any Legal Proceedings that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) As of the date of this Agreement, there is no order, writ, injunction, ruling, stipulation, settlement, award, finding, determination, decree or judgment (an “Order”) to which any of the Acquired Corporations or their assets is subject that is reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) To the Company’s knowledge, as of the date of this Agreement, no investigation or review by any Governmental Body with respect to any of the Acquired Corporations is pending or is being threatened, other than any investigations or reviews that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.21 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and to consummate the Transactions. The Company Board (at a meeting duly called and held) has (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable to, and in the best interest of, the Company and its stockholders, (b) determined that the Merger shall be governed and effected in accordance with the DGCL, (c) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (d) agreed that this Agreement shall be subject to Section 251(h) of the DGCL and (e) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer, which resolutions, subject to Section 6.1, have not been subsequently withdrawn, rescinded or modified in a manner adverse to Parent as of the date of this Agreement. No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.22 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL shall be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Merger and the other Transactions. To the knowledge of the Company, no other Takeover Law applies or will apply to this Agreement or to the consummation of the Offer, the Merger and other Transactions.

3.23 Merger Approval. Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition and the accuracy of the representations and warranties set forth in Section 4.8, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement and the Merger.

3.24 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act and expiration of the applicable waiting periods, and compliance with the rules and regulations of Nasdaq, the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of the Company or organizational or governing documents of any Subsidiary; (b) cause a violation by any of the Acquired Corporations of any Law or Order applicable to the Acquired Corporations, or to which any of the Acquired Corporations is subject; or (c) conflict with, result in breach of, or constitute a default (with or without notice or lapse of time), or give rise to a right of termination, modification or acceleration of, any Material Contract to which the Company is a party or by which it is bound or result in the loss of a material benefit under any such Material Contract or (d) result in the creation of any Encumbrance (other than any Permitted Encumbrances) on any assets of the Acquired Corporations, except in the case of clauses (b) and (c), for such violations as would not reasonably be expected to have a Material Adverse Effect. Except as may be required by the Exchange Act, the DGCL, the HSR Act and the rules and regulations of Nasdaq, to the knowledge of the Company, the Acquired Corporations are not required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger, except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.25 Opinion of Financial Advisors. The Company Board has received the oral opinion of Goldman Sachs & Co. LLC, to be subsequently confirmed in its written opinion to the Company Board, to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the $221.50 in cash per Common Share to be paid to the holders (other than Parent and its affiliates) of Common Shares pursuant to this Agreement is fair from a financial point of view to such holders. The Company Board has received the opinion of Evercore Group L.L.C., as financial advisor to the Company Board, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, limitations, qualifications and conditions described therein, the Common Share Offer Price to be received by holders of Common Shares (other than holders of Excluded Shares) in the Offer and the Merger is fair, from a financial point of view, to such holders. The Company will provide or make available to Parent, solely for informational purposes, a copy of the signed opinions following receipt thereof by the Company, it being expressly understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Purchaser.

3.26 Financial Advisors. Except for Goldman Sachs & Co. LLC and Evercore Group L.L.C., no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. On or prior to the date of this Agreement, the Company has made available to Parent, true, correct and complete copies of the engagement letters between the Company and Goldman Sachs & Co. LLC and Evercore Group L.L.C., respectively, relating to the Transactions.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

4.1 Due Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used except where any such failure would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Parent has either delivered or made available to Company or Company’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Purchaser, including all amendments thereto.

4.2 Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.

4.3 Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority to execute and deliver and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Purchaser of this Agreement has been duly authorized by all necessary action on the part of Parent and Purchaser and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser, and, assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the HSR Act, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Purchaser; (b) cause a violation by Parent or Purchaser of any applicable Law or order applicable to Parent or Purchaser, or to which they are subject; or (c) conflict with, result in a breach of, or constitute a default (with or without notice or lapse of time) or give rise to a right of termination, modification or acceleration of any material Contract to which Parent or Purchaser is party or by which it is bound or result in a loss of a material benefit under any such material Contract, except, in the case of clauses “(b)” and “(c)”, for such conflicts, violations, breaches or defaults as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), the rules and regulations of Nasdaq, Takeover Laws, the filing of the certificate of merger pursuant to the DGCL or the HSR Act, neither Parent nor Purchaser, nor any of Parent’s other controlled Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

4.5 Disclosure. None of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser or any of their Subsidiaries to the Company in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Parent nor Purchaser makes any representation with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Company Disclosure Documents.

4.6 Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or overtly threatened against Parent or Purchaser, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions. To the knowledge of Parent or Purchaser, as of the date of this Agreement, neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions.

4.7 Funds. Parent has and will have, at the Offer Acceptance Time and Effective Time, cash or cash equivalent resources in immediately available funds in an amount sufficient to consummate the Transactions, including to pay the aggregate Offer Price at the Offer Acceptance Time and the aggregate Merger Consideration at the Closing, to make payments pursuant to Section 2.8 and to pay all related fees and expenses.

4.8 Ownership of Shares. Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s Subsidiaries has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock, in each case, except through funds or benefit or pension plans. Neither Parent nor Purchaser has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. As of the date of this Agreement, neither Parent nor Purchaser, nor any of their “affiliates” or “associates”, is an “interested stockholder” of the Company, as such terms are defined under Section 203(c) of the DGCL. Prior to the date of this Agreement, neither Parent nor Purchaser has taken, or authorized or permitted any Representatives of Parent or Purchaser to take, any action that would cause Parent, Purchaser or any of their “affiliates” or “associates” to be deemed an “interested stockholder”, as such terms are defined in Section 203 of the DGCL, or otherwise render Section 251(h) of the DGCL inapplicable to the Merger.

4.9 [Reserved]

4.10 Acknowledgement by Parent and Purchaser.

(a) Neither Parent nor Purchaser is relying, and neither Parent nor Purchaser has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3, including the Company Disclosure Schedule, or in the certificate delivered pursuant to clause (d) of Annex I. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b) In connection with the due diligence investigation of the Company by Parent and Purchaser and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Purchaser and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date of this Agreement from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Purchaser will have no claim against the Company, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Parent and Purchaser hereby acknowledge and agree that neither the Company nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

4.11 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

SECTION 5. CERTAIN COVENANTS OF THE COMPANY

5.1 Access to Information. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), upon reasonable advance written notice to the Company, the Company shall, and shall cause the respective Representatives of the Company to: provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s Representatives, personnel, and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company and provide copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, in each case, to the extent reasonably requested by Parent and its Representatives for reasonable business purposes; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company or create material risk of damage or destruction to any material assets or property; provided that the Company shall be permitted to provide such information electronically or by other remote access where practicable. Any such access shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing. Nothing herein shall require the Company to disclose or provide access to any information that if such disclosure could, in its reasonable judgment (after consultation with its outside counsel), (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or its Affiliates is a party) (so long as the Company has reasonably cooperated with Parent to communicate the applicable information to Parent in a way that would not contravene any applicable Law, fiduciary duty or binding agreement, as applicable) or (iii) increase the risk of facing a Regulatory Burden; provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company reasonably determines (after consultation with its outside counsel) that doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement. All requests for information made pursuant to this Section 5.1 shall be directed to the Persons listed on Schedule 5.1.

5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) except (A) as required or expressly provided for by this Agreement or as required by applicable Laws or to the extent necessary to comply with the terms under any Material Contract, (B) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned or (C) as set forth in Schedule 5.2, the Company shall use commercially reasonable efforts to conduct in all material respects its business and operations in the ordinary course, and (ii) the Company shall promptly notify Parent of (A) the receipt of any notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions and (B) any Legal Proceeding commenced, or, to its knowledge threatened in writing, relating to or involving the Company that relates to the consummation of the Transactions. The Company shall use commercially reasonable efforts to preserve intact the material components of the Acquired Corporations’s current business organization, including keeping available the services of current officers and key employees, and use commercially reasonable efforts to maintain its relations and good will with all material suppliers, material customers, material licensors, material licensees, Governmental Bodies and other material business relations; provided, however, that the Company shall be under no obligation to put in place any new retention programs or include additional personnel in existing retention programs.

(b) During the Pre-Closing Period, except (i) as required or expressly provided for by this Agreement or as required by applicable Laws or to the extent necessary to comply with the terms under any Material Contract, (ii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned or (iii) as set forth in Schedule 5.2 of the Company Disclosure Schedule, the Company shall not:

(i) (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares) or other equity or voting interests or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Shares) or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, other than: (1) repurchases or reacquisitions of Shares outstanding as of the date of this Agreement pursuant to the Company’s right (under written commitments in effect as of the date of this

Agreement) to purchase or reacquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Stock Awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the of this Agreement (in cancellation thereof) pursuant to the terms of any such Company Stock Award (in effect as of the date of this Agreement) between the Company and a Company Associate or member of the Company Board only upon termination of such Person’s employment or engagement by the Company; or (3) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Stock Awards outstanding on the of this Agreement pursuant to the terms of any such Company Stock Award (as in effect as of the date of this Agreement);

(ii) split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber, dispose of, or authorize the issuance, sale, delivery, pledge, transfer, encumbrance, disposition or grant by the Company (other than pursuant to agreements in effect as of the date of this Agreement set forth on Section 5.2(b)(iii) of the Company Disclosure Schedule) of (A) any capital stock, equity interest or other security of the Company or any of its Subsidiaries, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Company or any of its Subsidiaries or (C) any instrument convertible into or exchangeable or exercisable for any capital stock, equity interest or other security of the Company or any of its Subsidiaries (except that the Company may issue Shares as required upon the conversion of Series A Shares into Common Shares), the settlement of RSUs outstanding as of the date of this Agreement or issued in accordance with the terms of this Agreement, and the exercise of Options or Company Warrants outstanding as of the date of this Agreement or issued in accordance with the terms of this Agreement or pursuant to purchase rights under the ESPP outstanding as of the date of this Agreement;

(iv) (A) establish, adopt, enter into, terminate, modify or amend any Employee Plan (or any plan, program, arrangement, practice, policy or agreement that would be an Employee Plan if it were in existence on the date of this Agreement), (B) amend or waive any of its rights under, or accelerate the vesting, funding, or payment of any compensation or benefits under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice, policy or agreement that would be an Employee Plan if it were in existence on the date of this Agreement) or (C) grant any current or former Company Associate an increase in compensation, bonuses or other benefits or award any new bonuses, commissions or other incentive compensation or severance or separation payments or benefits (except that the Company: (A) may provide increases in salary, wages, or benefits in the ordinary course of business consistent with past practice; (B) may amend any Employee Plans or Company Employee Agreements to the extent required by applicable Laws; and (C) may set targets for annual bonus payments for 2026 and award annual bonus payments for 2025 based on performance and existing 2025 bonus targets, provided such payments are made in the ordinary course of business consistent with past practice);

(v) (A) enter into any change-of-control agreement or arrangement with any current or former Company Associate; (B) enter into (1) any employment agreement with any current or former employee, other than employment agreements entered into in the ordinary course consistent with past practice (provided that no such employment agreement provides for any severance benefits, retention or transaction bonuses, or change in control benefits) or (2) any consulting agreement with any individual independent contractor, other than consulting agreements entered into in the ordinary course consistent with past practice (provided that no such consulting agreement provides for any severance benefits, retention or transaction bonuses or change in control benefits); (C) hire or promote any employee, other than an employee whose annual base salary would not exceed $250,000; or (D) terminate the employment or engagement of any Company Associate with an annual base compensation greater than $250,000, other than for cause;

(vi) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws (or similar organizational or governing documents);

(vii) (A) form any Subsidiary, (B) acquire any equity interest or voting interest in any other Entity (including by merger) or (C) enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(viii) make or authorize any capital expenditure (except that the Company may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget either delivered or made available to Parent prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of the Company since the date of this Agreement but not provided for in the Company’s capital expense budget either delivered or made available to Parent prior to the date of this Agreement, does not exceed $500,000 individually and $2,000,000 in the aggregate);

(ix) acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its term), transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property (other than Intellectual Property Rights) (except, in the case of any of the foregoing (A) in the ordinary course of business consistent with past practice (including entering into non-exclusive license agreements and materials transfer agreements in the ordinary course of business), (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company and (C) as provided for in subsection (viii));

(x) lend money or make capital contributions or advances to or make investments in, any Person, or incur, assume or guarantee any Indebtedness (except for advances to employees and consultants for travel and other business-related expenses in the ordinary course of business) or enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business;

(xi) amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material claim, liability or obligation under any Material Contract or enter into any Contract which if entered into prior to the date of this Agreement would have been a Material Contract (excluding any non-exclusive license agreements or services agreements entered into in the ordinary course of business or any statements of work under existing Material Contracts), in each case, not in excess of $2,000,000 individually;

(xii) except as required by applicable Laws, make, rescind or change any material Tax election, file any amended income or other material Tax Return, change any annual Tax accounting period or material method of Tax accounting, extend or waive any statute of limitations regarding the assessment or collection of any material Tax (except pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), enter into any material closing agreement with respect to Taxes or settle or compromise any material Tax liability assessment or other material Tax liability;

(xiii) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities, or results of operations of the Acquired Corporations except insofar as required by (A) GAAP, (B) Regulation S-X under the Securities Act or other applicable Law or (C) by any Governmental Body or quasi- governmental authority, including the Financial Accounting Standards Board or any similar organization;

(xiv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to any such Legal Proceeding prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby or to otherwise enforce the terms of this Agreement or any other agreements contemplated hereby;

(xv) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than as set forth in Section 6.6 or any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby or pursuant to a settlement that does not relate to any of the Transactions and (A) that results solely in a monetary obligation involving only the payment of monies by the Company of not more than $1,000,000 in the aggregate; or (B) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company and the payment of monies by the Company that together with any settlement made under subsection “(A)” are not more than $1,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies);

(xvi) enter into, negotiate, modify, extend, or terminate any Labor Agreement or recognize or certify any labor union, labor organization, works council, or group of employees of any Acquired Corporation as the bargaining representative for any employees of any Acquired Corporation;

(xvii) implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would reasonably be expected to require advance notice under the WARN Act;

(xviii) adopt or implement any stockholder rights plan or similar arrangement;

(xix) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(xx) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of any Acquired Corporation;

(xxi) authorize any of, or agree or commit to take, any of the actions described in clauses “(i) through “(xx)” of this Section 5.2(b).

Nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of the operations of the Acquired Corporations.

5.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that (i) is in effect as of the execution and delivery of this Agreement or (ii) entered into after the execution and delivery of this Agreement and contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that (x) with respect to clause (ii), any such confidentiality agreement need not contain standstill provisions to the extent that Parent has been, or is concurrently with the entry by the Company into such agreement, released from any standstill or similar obligation in the Confidentiality Agreement, and (y) with respect to both clauses (i) and (ii), any such confidentiality agreement shall not include any provision calling for any exclusive right to negotiate with such party or have the effect of prohibiting the Company from providing any information to Parent in accordance with this Section 5.3 or otherwise prohibit the Company from complying with its obligations under this Section 5.3.

(b) Except as permitted by this Section 5.3, the Company shall, and shall use reasonable best efforts to cause its directors and officers to, and shall direct its other Representatives to, cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and the Company shall not, and shall use reasonable best efforts to cause its directors and officers not to, and direct its other Representatives not to, (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information or afford access to the business, properties, assets, books or records of the Company (other than Parent and its Representatives) relating to or for the purpose of soliciting, initiating or knowingly facilitating or knowingly encouraging, any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. As soon as reasonably practicable after the date of this Agreement (and in any event within two (2) business days), the Company shall (i) deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal within the twelve (12) months prior to the date of this Agreement, to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date thereof and requesting the prompt return or destruction of all confidential information concerning the Acquired Corporations in such Person’s and its Representatives’ possession or control and (ii) terminate access by any third party (other than Parent and its Representatives) to any physical or electronic data room relating to any potential Acquisition Proposal.

(c) If at any time on or after the date of this Agreement and prior to the Effective Time the Company or any of its Representatives receives an unsolicited written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not directly or indirectly result from any breach of this Section 5.3, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof and inform such Person or group of Persons of the terms of this Section 5.3 and (ii) if the Company Board determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may (A) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall concurrently provide to Parent any non-public information concerning the Company that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) following the execution of an Acceptable Confidentiality Agreement, engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal.

(d) The Company shall promptly (and in any event within one business day) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal or any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal are received by the Company or any of its Representatives. Such notification shall include the identity of the Person or group of Persons making such Acquisition Proposal, inquiry, proposal or offer and the material terms and conditions of such Acquisition Proposal, inquiry, proposal or offer. The Company shall keep Parent reasonably informed (and in any event within one business day) of any material developments, discussions or negotiations regarding any such Acquisition Proposal (including any material changes to the terms thereof) and, upon the request of Parent, reasonably inform Parent of the status of such Acquisition Proposal. Without limiting the generality of the foregoing, the Company will, promptly upon receipt or delivery thereof, provide Parent (and its outside counsel) with copies of such written Acquisition Proposal and any draft definitive agreement submitted by the Person or group of Persons making such Acquisition Proposal in connection with the making of such Acquisition Proposal.

(e) Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by applicable Laws or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that any such action that would otherwise constitute a Company Adverse Change Recommendation shall be made only in accordance with Section 6.1(b).

(f) The Company agrees that in the event any of its directors or officers (or any of its other Representatives acting at the direction of the Company or any of its directors or officers) takes any action which, if taken by the Company, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Company Board Recommendation.

(a) The Company hereby consents to the Offer and represents, as of the date of this Agreement, that the Company Board, at a meeting duly called and held, has made the Company Board Recommendation. Subject to Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, subject to Section 6.1(b), neither the Company Board nor any committee thereof shall (i) (A) withdraw or qualify (or modify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw or qualify (or modify in a manner adverse to Parent or Purchaser), the Company Board Recommendation, or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract (other than an Acceptable Confidentiality Agreement) with respect to any Acquisition Proposal, or that would require, or reasonably be expected to cause, the Company to abandon, terminate, materially delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions.

(b) At any time prior to the Offer Acceptance Time:

(i) if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not result from a material breach of Section 5.3) from any Person that has not been withdrawn, and after consultation with the Company’s financial advisors and outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Proposal, (A) the Company Board may make a Company Adverse Change Recommendation or (B) the Company may terminate this Agreement pursuant to Section 8.1(e) to enter into a Specified Agreement with respect to such Superior Proposal, if and only if: (1) the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Laws; (2) the Company shall have given Parent prior written notice of its intention to make a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(e) at least four business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice, in and of itself, shall not constitute a Company Adverse Change Recommendation); and (3) (x) the Company shall have provided to Parent (no later than the delivery of the Determination Notice) a summary of the material terms and conditions of the Acquisition Proposal and a copy of the draft definitive agreement related thereto submitted by the Person or group of Persons making such Acquisition Proposal, (y) prior to making any such Company Adverse Change Recommendation or terminating this Agreement pursuant to Section 8.1(e), the Company shall have given Parent four business days after the Determination Notice to propose revisions to the terms of this Agreement or make other proposals so that such Acquisition Proposal would cease to constitute a Superior Proposal and shall have made itself and its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) during such four business day period with respect to such proposed revisions or other proposal, if any, and (z) no earlier than the end of the four business day period after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with the Company’s financial advisors and outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Proposal and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(e) would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Laws. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1 to the extent that any such communication expressly reaffirms the Company Board Recommendation. The provisions of this Section 6.1(b)(i) shall also apply to any financial or other material amendment to any Acquisition Proposal, which shall require a new Determination Notice, except that the references to four business days in this Section 6.1(b)(i) shall be deemed to be three business days; and

(ii) other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Laws; (B) the Company shall have given Parent a Determination Notice at least four business days prior to making any such Company Adverse Change Recommendation; and (C) (1) the Company shall

(no later than the delivery of the Determination Notice) have specified the Change in Circumstance in reasonable detail, (2) prior to making any such Company Adverse Change Recommendation, the Company shall have given Parent four business days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to do so) during such four business day period with respect to such proposed revisions or make other proposals such that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, if any, and (3) no earlier than the end of the four business day period after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with the Company’s financial advisors and outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Laws. The provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance, which shall require a new Determination Notice, except that the references to four business days shall be deemed to be three business days.

6.2 Filings, Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any Antitrust Laws, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions.

(b) In furtherance of the foregoing and subject to the terms and conditions set forth in this Agreement, the Parties agree to use their respective reasonable best efforts to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC or DOJ, or other Governmental Bodies of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the Transactions, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act or other Antitrust Laws, and to avoid the commencement of a lawsuit by the FTC, the DOJ, other Governmental Bodies or any other Person under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the

Offer Acceptance Time beyond the Expiration Date. Notwithstanding anything to the contrary in this Agreement, nothing shall require or be construed to require (a) the Parent or any of its Subsidiaries, or (b) the Company, including after the Effective Time, the Surviving Corporation (and the Company and the Surviving Corporation shall not, unless otherwise directed by Parent, in which case, the Company and/or the Surviving Corporation shall) to take any actions or commit to any actions involving (i) negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of the Company, the Surviving Corporation, Parent or any of its Subsidiaries, (ii) terminating existing relationships, contractual rights or obligations of the Company, the Surviving Corporation, Parent or any of its Subsidiaries, (iii) terminating any venture or other arrangement, (iv) creating any relationship, contractual rights or obligations of the Company, the Surviving Corporation, Parent or any of its Subsidiaries, (v) effectuating any other change or restructuring of the Company, the Surviving Corporation, Parent or any of its Subsidiaries and (vi) otherwise taking or committing to take any actions with respect to the businesses, product lines or assets the Company, the Surviving Corporation, Parent or any of its Subsidiaries.

(c) Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to) as promptly as reasonably practicable, but in no event later than fifteen (15) business days after the date hereof (or such later date as may be agreed in writing between antitrust counsel for each Party, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions).

(d) Without limiting the generality of anything contained in Section 6.2, during the Pre-Closing Period, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings (other than HSR Act filing) and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any substantive communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) promptly furnish to the other Parties, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Body in connection with any such filing, request, inquiry, investigation, action or Legal Proceeding, provided that “Transaction Related Documents” and “Plans and Reports,” as those terms are used in the rules and regulations under the HSR Act, will only be provided to the other Parties upon request and on a mutual basis, and provided that documents provided pursuant to this provision may be redacted (1) as necessary to comply with contractual arrangements, (2) to remove references to valuation of the Company and (3) as necessary to preserve legal privilege, (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, and to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the reasonable views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, provided that the final strategy determination as to the appropriate course of action shall be made by Parent, and (vii) except as may be prohibited by any Governmental Body or by any applicable Law and to the extent reasonably practicable, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each Party hereto shall provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or telephone or video conference with any Governmental Body relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding. Each Party shall respond as promptly as reasonably practicable to any request for information, documentation, other material or testimony by any Governmental Body, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials, received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the Transactions. Purchaser shall pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws (other than, for the avoidance of doubt, fees and expenses of counsel or other advisors to the Company). No Party shall commit to or agree with any Governmental Body not to consummate the Transaction for any period of time or to stay, toll or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable Antitrust Laws, in each case, without the prior written consent of the other to the extent permissible by Laws.

(e) Parent agrees that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any Person or by any other manner, or engage in any other transaction or take any other action, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or action may reasonably be expected to (i) materially delay the expiration or termination of any applicable waiting period or materially delay the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Body necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Laws, (ii) materially increase the risk of any Governmental Body entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or (iii) otherwise materially delay or prevent the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement ((i), (ii) and (iii) collectively, “Regulatory Burden”).

6.3 Company Stock Awards.

(a) Prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof) that may be necessary (under the Company Equity Plans and award agreements pursuant to which Company Stock Awards are outstanding or otherwise) to (i) accelerate the vesting and exercisability (as applicable) of each unvested Company Stock Award then outstanding so that each such Company Stock Award shall be fully vested and exercisable (as applicable) effective as of immediately prior to, and contingent upon, the Effective Time in accordance with Sections 2.8(a), 2.8(b) and 2.8(c), (ii) terminate each Company Equity Plan (except as otherwise agreed by Parent and a holder thereof) effective as of and contingent upon the Effective Time and (iii) following the vesting acceleration described in (i) above, cause, as of the Effective Time, each unexpired and unexercised Option and, each unexpired RSU as of immediately prior to the Effective Time (and each plan, if any, under which any Company Stock Award may be granted except, with respect to any such plan, as otherwise agreed by Parent and a holder thereof) to be cancelled, terminated and extinguished, subject, if applicable, to payment pursuant to Section 2.8.

(b) Prior to the Effective Time, the Company shall take all actions necessary or required under the ESPP and applicable Laws to, contingent on the Effective Time, (i) with respect to an offering period under the ESPP in effect as of the date of this Agreement, if any (an “ESPP Offering Period”), no individual who was not a participant in the ESPP as of the date of this Agreement may enroll in the ESPP with respect to such ESPP Offering Period and no participant may increase the percentage amount of their payroll deduction election from that in effect on the date of this Agreement for such ESPP Offering Period, (ii) ensure that, except for any ESPP Offering Period in existence under the ESPP on the date of this Agreement, no offering period shall be authorized or commenced on or after the date of this Agreement and (iii) if the Closing shall occur prior to the end of any ESPP Offering Period in existence under the ESPP on the date of this Agreement, cause the rights of participants in the ESPP with respect to any such ESPP Offering Period (and purchase period thereunder) then underway to be shortened such that the last day of such offering period and purchase period shall occur no later than the last business day prior to the Effective Time, treating such shortened ESPP Offering Period and purchase period as a fully effective and completed offering period and purchase period for all purposes under the ESPP. The Company shall terminate the ESPP in its entirety effective as of the Effective Time, contingent upon the Effective Time. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 6.3(c).

(c) The Parties hereby acknowledge and agree that the Offer, if consummated pursuant to the terms of this Agreement, constitutes a “Change in Control” for the purposes of the Company Equity Plans containing a “Change in Control” or other similar provision and that all outstanding unvested Common Shares issued pursuant thereto shall be deemed vested as of immediately prior to the Offer Acceptance Time.

6.4 Employee Benefits. For a period of one year following the Effective Time (or, if earlier, the date of the Continuing Employee’s (as defined below) termination of employment), Parent shall provide, or cause to be provided, to each employee of the Company who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Affiliate thereof) (each, a “Continuing Employee”) during such one year period: (i) a base salary (or base wages, as the case may be) and target annual cash bonus opportunity (excluding equity or equity-based opportunities), which are no less favorable than the base salary (or base wages, as the case may be) and target annual cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time (subject to the same exclusions); and (ii) benefits that are no less favorable in the aggregate to the benefits (including severance benefits, but excluding defined benefit pension, retiree or post-employment health or welfare benefits, equity or equity-based compensation, deferred compensation, retention, or change of control related compensation and benefits, together the “Excluded Benefits”) provided to such Continuing Employee immediately prior to the Effective Time under the Employee Plans. Without limiting the foregoing:

(a) Each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels (including levels of benefits under Parent’s and/or the Surviving Corporation’s vacation policy) and eligibility for vesting under Parent and/or the Surviving Corporation’s health and welfare benefit plans and arrangements (other than the Excluded Benefits) in which the Continuing Employee participates following the Effective Time (the “Parent Plans”) with respect to his or her length of service with the Company (and its predecessors) prior to the Effective Time to the same extent and for the same purpose as such Continuing Employee was entitled to such service credit under a corresponding Employee Plan in which such Continuing Employee participated immediately prior to Effective Time, provided that the foregoing shall not result in the duplication of benefits or compensation or to benefit accrual under any pension plan.

(b) Under any health benefit plan of Parent and/or the Surviving Corporation, Parent shall use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under such Parent Plans, to the extent that such conditions, exclusions and waiting periods would not apply under the corresponding Employee Plan in which such employees participated prior to the Effective Time and (ii) for the plan year in which the Effective Time occurs, ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees for service and amounts paid prior to the Effective Time with the Company (and its predecessors) under applicable Employee Plans to the same extent that such service and amounts paid was recognized prior to the Effective Time under the corresponding Employee Plan of the Company.

(c) If annual bonuses in respect of the Company’s 2025 fiscal year (the “2025 Annual Bonuses”) have not been paid prior to the Closing Date, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, pay each Continuing Employee who participated in the Company’s 2025 Annual Bonus plan, such Continuing Employee’s 2025 Annual Bonus in an amount equal to the greater of the Continuing Employee’s target annual bonus and the annual bonus to which such Continuing Employee would be entitled based on the Company’s actual performance under the applicable bonus arrangements of the Company in effect as of the date of this Agreement (as determined in the ordinary course of business consistent with past practice following the end of the Company’s 2025 fiscal year), with such bonus payments to be made no later than the first regularly scheduled payroll date that is at least five business days after the Effective Time.

(d) The provisions of this Section 6.4 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 6.4 is intended to, or shall, constitute the establishment or adoption of or an amendment to any benefit or compensation plan, program, policy, agreement or arrangement for purposes of ERISA or otherwise nor limit or prohibit Parent, the Surviving Corporation or their Affiliates from adopting, modifying, amending or terminating any benefit or compensation plan, program, policy, agreement or arrangement at any time and no current or former employee or any other Person shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof by reason of this Section 6.4. Nothing in this Agreement shall confer upon any director, employee or service provider of the Company any right to continue in the employ or service of the Surviving Corporation, Parent or any subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Parent or any subsidiary or Affiliate thereof to discharge or terminate the services of any director, employee or individual service provider of the Company at any time for any reason whatsoever, with or without cause.

6.5 Indemnification of Officers and Directors.

(a) All rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of those Persons who are directors or officers of the Company as of the date of this Agreement or have been directors or officers of the Company in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws of the Company (as in effect as of the date of this Agreement) and as provided in the written indemnification agreements between the Company and said Indemnified Persons in effect as of the date of this Agreement and made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under Delaware or other applicable Laws for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to this Section 6.5(a) and the rights provided under this Section 6.5(a) until disposition of such claim.

(b) From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation (together with their successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable Laws, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of the Company in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Laws, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.5(b) within 15 days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.5(b).

(c) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain, in effect, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (an accurate and complete copy of which has been made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy (or at or prior to the Effective Time, Parent or the Company may, following good faith consultation and, if requested by Parent, using Parent’s insurance broker, purchase a six-year “tail” policy for the existing policy effective as of the Effective Time) and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 6.5(c); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an aggregate amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.5.

(e) The provisions of this Section 6.5 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Law, this Section 6.5 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

6.6 Securityholder Litigation. The Company shall promptly notify Parent of any securityholder litigation brought against the Company and/or members of the Company Board or the Company’s officers (in their respective capacities as such) relating to the Transactions. The Company shall control any Legal Proceeding brought by stockholders of the Company against the Company and/or its directors relating to the Transactions; provided that the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with such litigation, and the right to consult on the settlement with respect to such litigation, and the Company shall in good faith take such comments into account. No such settlement shall be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed), except to the extent the settlement is fully covered by the Company’s insurance policies (other than any applicable deductible) and only if such settlement is settled solely for the payment on monies.

6.7 Additional Agreements. Without limitation or contravention of the provisions of Section 6.2 (it being understood that that all obligations of the Company, Parent and Purchaser relating to the HSR Act and other Antitrust Laws shall be governed exclusively by Section 6.2 and not this Section 6.7), and subject to the terms and conditions of this Agreement, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall (i) make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Offer and the Merger and the other Transactions pursuant to any applicable Laws or Material Contract set forth on Schedule 6.7(a), (ii) use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Law or Material Contract set forth on Schedule 6.7(b) by such Party in connection with the Transactions and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third party against such Party. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

6.8 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) subject to Section 6.1, a Party may, without the prior consent of the other Party hereto but subject to giving reasonable advance notice to the other Party if permitted by Law, issue any such press release or make any such public announcement or statement as may be required by any applicable Law; and (c) each Party need not consult with the other Party in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal or Company Adverse Change Recommendation.

6.9 Takeover Laws; Advice of Changes.

(a) If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

(b) The Company shall give prompt notice to Parent (and shall subsequently keep Parent informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Section 7 or Annex I not being able to be satisfied prior to the End Date. Parent shall give prompt notice to the Company (and shall subsequently keep the Company informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Section 7 not being able to be satisfied prior to the End Date.

6.10 Section 16 Matters. The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Laws, the Compensation Committee of the Company Board shall cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

6.12 Purchaser Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Purchaser, a written consent adopting this Agreement.

6.13 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

6.14 Regulatory Matters. During the Pre-Closing Period, the Company shall use commercially reasonable efforts to make available to Parent and its Representatives, as and to the extent specifically requested by Parent, complete and accurate copies of (a) all substantive clinical and preclinical data relating to the Product not previously been made available to Parent and (b) all substantive written correspondence between the Company and the applicable Governmental Bodies relating to the Product, in the case of each of clauses (a) and (b) above, that comes into the Company’s possession during such time period promptly after the Company obtains such possession thereof; provided, that nothing herein shall require the Company to disclose or provide access to any information that if such disclosure could, in its reasonable judgment (after consultation with its outside counsel), (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Law, including Antitrust Laws, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or its Affiliates is a party) (so long as the Company has reasonably cooperated with Parent to communicate the applicable information to Parent in a way that would not contravene any applicable Law, fiduciary duty or binding agreement, as applicable) or (iii) increase the risk of facing a Regulatory Burden. During the Pre-Closing Period, to the extent permissible under applicable Laws, including Antitrust Laws, the Company shall, and shall direct its Representatives to consult and cooperate with Parent, as and to the extent requested by Parent, and consider in good faith the views of Parent in connection with any clinical and preclinical trials related to the Product.

SECTION 7. CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 No Restraints. There shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any applicable Law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal the consummation of the Merger be in effect.

7.2 Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

SECTION 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such final and nonappealable order, decree, ruling or other action is primarily attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(c) by Parent at any time prior to the Offer Acceptance Time, if, whether or not permitted to do so: (i) the Company Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected a Company Adverse Change Recommendation; (ii) the Company Board shall have failed to publicly reaffirm its recommendation of this Agreement within ten business days after Parent so requests in writing, provided that, Parent may only make such request once every 30 days; or (iii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, the Company Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten business days of the commencement of such tender offer or exchange offer;

(d) by either Parent or the Company if the Offer Acceptance Time shall not have occurred on or prior to 5:00 p.m. Eastern Time on May 13, 2026 (such date, the “End Date”); provided that the End Date shall be automatically extended for an additional 90 days if the conditions set forth in clause “e” of Annex I are still outstanding as of the initial End Date (and such date as extended shall be the End Date for all purposes of this Agreement); provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Offer Acceptance Time to occur prior to the End Date is primarily attributable to the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party;

(e) by the Company, at any time prior to the Offer Acceptance Time, in order to accept a Superior Proposal and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Proposal (a “Specified Agreement”); provided that the Company has complied in all material respects with the requirements of Section 5.3 and Section 6.1(b)(i) with respect to such Superior Proposal and concurrently pays the fee specified in Section 8.3(b)(i);

(f) by Parent at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that the condition set forth in clause “(b)” or “(c)” of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured, shall not have been cured within 30 days of the date Parent gives the Company notice of such breach or failure to perform; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g) by the Company at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case if such breach or failure has had or would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions and such breach or failure cannot be satisfied and cannot be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured, shall not have been cured within 30 days of the date the Company gives Parent notice of such breach or failure to perform; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder;

(h) by the Company (i) if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 1.1(a) or (ii) if Purchaser shall have failed to accept and pay for all Shares validly tendered (and not validly withdrawn) as of the expiration or termination of the Offer (as may be extended) when required to do so in accordance with the terms of this Agreement; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) if, in the case of Section 8.1(h)(i), the failure of Purchaser to commence the Offer within the period specified in Section 1.1(a) or, in the case of Section 8.1(h)(ii), the failure of Purchaser to accept and pay for all Shares validly tendered (and not validly withdrawn) as of the expiration or termination of the Offer (as may be extended) is primarily attributable to the failure on the part of Company to perform in any material respect any covenant or obligation in Section 1 required to be performed by the Company for such commencement of the Offer or such acceptance and payment for all Shares; or

(i) by Parent, if the Offer (as it may be required to be extended pursuant to Section 1.1(c), or has otherwise been extended in accordance with this Agreement) shall have expired in accordance with its terms without the Minimum Condition having been satisfied or the other Offer Conditions having been satisfied or waived by Parent, in each case without the acceptance for payment of any Shares validly tendered in the Offer; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(i) if the failure of Parent (or any Affiliate of Parent) to fulfill any obligation under this Agreement or the material breach of any provision under this Agreement has been the primary cause of or resulted in the non-satisfaction of any Offer Condition.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given by the terminating Party to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers and Affiliates following any such termination; provided, however, that (a) the last sentence of Section 1.2(b), this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) subject to Section 8.3, the termination of this Agreement shall not relieve any Party from any liability for common law fraud or Willful Breach (including, in the case of a breach by Parent or Purchaser, damages based on the consideration that would have otherwise been payable to the stockholders of the Company pursuant to this Agreement). Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.5(b) in lieu of terminating this Agreement pursuant to Section 8.1.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(e) (Superior Proposal);

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(c) (Company Adverse Change Recommendation); or

(iii) (A) this Agreement is terminated (x) by either Parent or the Company pursuant to Section 8.1(d) (End Date) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 8.1(d) (End Date)), or (y) by Parent pursuant to (1) Section 8.1(i) (Offer Conditions Fail) or (2) Section 8.1(f) (Company Breach), (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the of date of this Agreement and prior to such termination (unless publicly withdrawn (1) at least three (3) days prior to the End Date in the case of Section 8.3(b)(iii)(A)(x), (2) prior to the date the Offer expires in the case of Section 8.3(b)(iii)(A)(y)(1) or (3) prior to the date of such material breach in the case of Section 8.3(b)(iii)(A)(y)(2)) and (C) within twelve months of such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal (and the transactions contemplated by such Acquisition Proposal are subsequently consummated before or after the expiration of such twelve-month period) or the Acquisition Proposal is consummated within such twelve months (provided that for purposes of this clause (C) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

then, in any such event under clause “(i)”, “(ii)” or “(iii)” of this Section 8.3(b), the Company shall pay to Parent or its designee the Company Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), substantially concurrently with such termination, (y) in the case of Section 8.3(b)(ii), within two business days after such termination or (z) in the case of Section 8.3(b)(iii), substantially concurrently with the consummation of the Acquisition Proposal referred to in subclause (iii)(C) above; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. As used herein, “Company Termination Fee” shall mean a cash amount equal to $300,563,308.00. In the event that Parent or its designee shall receive full payment pursuant to this Section 8.3(b), the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, any of their respective former, current or future officers, directors, partners, stockholders, equityholders, managers, members or Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(b) shall limit the rights of Parent or Purchaser under Section 9.5(b) or in the case of the Company’s or any of its Affiliates’ common law fraud or Willful Breach.

(c) In the event that (i) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b) (to the extent the applicable order, decree, ruling or other action causing such termination arises under the HSR Act or any other Antitrust Laws); (ii) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(d), (B) at the time of such termination, the condition set forth in Section 7.1 (as it relates to any Antitrust Law) or the Offer Condition set forth in clause (e) of Annex I and the Regulatory Condition (as such condition relates to the HSR Act and any other Antitrust Laws) have not been satisfied and (C) all of the other Offer Conditions (other than the Offer Conditions that are by their nature to be satisfied at the Offer Acceptance Time) have been satisfied or waived; or (iii) this Agreement is terminated by the Company pursuant to Section 8.1(g) in connection with a breach by Parent or Purchaser of any covenant or agreement set forth in Section 6.2 hereof relating to the Antitrust Laws; then Parent will promptly pay or cause to be paid to the Company a cash amount equal to $462,405,090.00 (the “Reverse Termination Fee”), in cash, but in no event later than two business days after such termination. In the event that the Company or its designee shall receive full payment pursuant to this Section 8.3(c), the receipt of the Reverse Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by any Company Related Party or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company Related Parties or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(c) or Section 8.3(d) below shall limit the rights of the Company under Section 9.5(b) or in the case of Parent’s or any of its Affiliates’ common law fraud or Willful Breach.

(d) Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 8.3(b) and any payments pursuant to Section 8.3(e) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, stockholders, equityholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. The Company’s right to receive payment from Parent of the Reverse Termination Fee pursuant to Section 8.3(c) and any payments pursuant to Section 8.3(e) shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(e) The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company or Parent fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as applicable, commences a Legal Proceeding which results in a judgment against the Company or Parent, as applicable, the Company shall pay Parent, or Parent shall pay the Company, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

SECTION 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. Prior to the Offer Acceptance Time, subject to Section 6.5(e), this Agreement may be amended by an instrument in writing signed on behalf of each of the Parties.

9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations, Warranties or Covenants. None of the representations and warranties or covenants contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger, except for those covenants that expressly by their terms survive the Effective Time, this Section 9 and any applicable defined terms in Exhibit A.

9.4 Entire Agreement; Counterparts. This Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; and provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.5 Applicable Laws; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement and all disputes, actions or Legal Proceedings (whether based on contract, tort or otherwise) based on, arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. Subject to Section 9.5(c), in any action or Legal Proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.8. The Parties agree that a final judgment in any such action or Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.3: (x) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement; and (y) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMISSIBLE UNDER THE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent or Purchaser may assign this Agreement to any of their Affiliates without consent (provided that such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement); provided that no such assignment or pledge permitted pursuant to this Section 9.6 shall relieve Parent of its obligations hereunder.

9.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) if the Offer Acceptance Time or the Closing occurs, as applicable, (A) the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable and (B) the right of the holders of Company Stock Awards to receive the Option Consideration or RSU Consideration pursuant to Section 2.8; (ii) the provisions set forth in Section 6.5; (iii) subject to Section 8.2 and the last sentence of this Section 9.7, the right of the stockholders of the Company with respect to any damages (including damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the stockholders of the Company); and (iv) the limitations on liability of the Company Related Parties set forth in Section 8.3(c). Notwithstanding anything herein to the contrary, unless otherwise required by applicable Law, the rights granted pursuant to clause (iii) of this Section 9.7 and the provisions of Section 8.2 with respect to the recovery of damages based on the losses suffered by the stockholders of the Company (including the loss of the economic benefit of the transactions contemplated by this Agreement to the stockholders of the Company) shall only be enforceable on behalf of the stockholders of the Company by the Company in its sole and absolute discretion, as agent for the stockholders of the Company, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the Shares and subsequently be transferred therewith.

9.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two business days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Purchaser (or following the Effective Time, the Company):

Merck Sharp & Dohme LLC

126 East Lincoln Avenue

P.O. Box 2000

Rahway, NJ 07065 USA

Attention: Office of Secretary

E-mail: office.secretary@merck.com

with a copy (which shall not constitute notice) to:

Merck Sharp & Dohme LLC

126 East Lincoln Avenue

P.O. Box 2000

Rahway, NJ 07065 USA

Attention: Senior Vice President, Business Development

And

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Saee Muzumdar; Sebastian Fain

Email: smuzumdar@gibsondunn.com;

sfain@gibsondunn.com

if to the Company (prior to the Effective Time):

Cidara Therapeutics, Inc.

6310 Nancy Ridge Drive, Suite 101

San Diego, California 92121

Attention: General Counsel

Email: legal@cidara.com

with a copy to (which shall not constitute notice):

Cooley LLP

Attn: Barbara L. Borden; Rama Padmanabhan; Charles J. Bair

10265 Science Center Drive

San Diego, CA 92121

Email: bborden@cooley.com; padmanabhan@cooley.com; cbair@cooley.com

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10 Obligation of Parent. Parent shall ensure that each of its Subsidiaries duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and Parent, as applicable, shall be jointly and severally liable with its Subsidiaries for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.11 [Reserved.]

9.12 Transfer Taxes. Except as expressly provided in Section 2.6(b), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent and Purchaser when due.

9.13 Company Disclosure Schedule. The disclosures set forth in any particular part or subpart of the Company Disclosure Schedule will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties or covenants of the Company that are set forth in the corresponding section or subsection of this Agreement; and (b) any other representations and warranties or covenants of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties or covenants is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Schedule shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

9.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, and the term “or” is not exclusive.

(d) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(e) Except as otherwise specified, (i) references to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person, and (iii) references from or through any date mean from and including or through and including, respectively.

(f) References to “$” and “dollars” are to the currency of the United States of America.

(g) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(h) The phrases “made available” and “delivered,” when used in reference to anything made available to Parent, Purchaser or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to include (i) uploading anything in the virtual data room made available in connection with the Transactions, (ii) actually delivering (whether by physical or electronic delivery) anything, and (iii) publicly having made available anything in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

(i) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

CIDARA THERAPEUTICS, INC.

By:	/s/ Jeffrey Stein
Name:	Jeffrey Stein, Ph.D.
Title:	President and Chief Executive Officer

MERCK SHARP & DOHME LLC

By:	/s/ Sunil A. Patel
Name:	Sunil A. Patel
Title:	SVP, Head of Business Development

CAYMUS PURCHASER, INC.

By:	/s/ Kelly E.W. Grez
Name:	Kelly E.W. Grez
Title:	Secretary

[SIGNATURE PAGE TO MERGER AGREEMENT]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acceptable Confidentiality Agreement” is defined in Section 5.3(a).

“Acquired Corporations” is defined in Section 3.1(b).

“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 23(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) direct or indirect purchase, exchange, transfer or other acquisition or exclusive license of or partnership, collaboration or revenue sharing arrangement with respect to, assets of the Company equal to 20% or more of the fair market value of the Company’s assets or to which 20% or more of the Company’s revenues or earnings are attributable, (B) direct or indirect issuance or acquisition of 20% or more of the outstanding Shares (on an as converted to common basis), (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares (on an as converted to common basis) or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result (i) in any Person or group beneficially owning 20% or more of the outstanding Shares (on an as converted to common basis) or 20% or more of the aggregate voting power of the Company, the surviving entity or the resulting direct or indirect parent of the Company or the surviving entity or (ii) the holders of Shares, as of immediately prior to the consummation of such transaction, beneficially owning 80% or less of the aggregate voting power or equity interests of the Company, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, in each case other than the Transactions.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the UK Bribery Act of 2010 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state antitrust laws, and all other applicable Laws and regulations (including non-U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

A-1.

“Balance Sheet” is defined in Section 3.6.

“Book-Entry Shares” shall mean non-certificated Common Shares or Series A Shares represented by book-entry.

“business day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Law to be closed.

“Certificates” is defined in Section 2.6(b).

“Change in Circumstance” shall mean any material event or development or material change in circumstances with respect to the Company that (a) was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of this Agreement and (b) does not relate to (i) any Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, or (ii) any Regulatory Effect.

“Closing” is defined in Section 2.3(a).

“Closing Date” is defined in Section 2.3(a).

“Code” shall mean the Internal Revenue Code of 1986.

“Common Shares” is defined in Recital A.

“Common Share Merger Consideration” is defined in Section 2.5(a)(iv)(1).

“Common Share Offer Price” is defined in Recital A.

“Common Stock Warrant” shall mean the warrant to purchase Company Common Stock issued by the Company on October 3, 2016 to Pacific Western Bank.

“Company” is defined in the preamble to this Agreement.

“Company Adverse Change Recommendation” is defined in Section 6.1(a).

“Company Associate” shall mean each current officer, employee or individual who is a current independent contractor, consultant, or director of or to the Company.

“Company Board” is defined in Recital C.

“Company Board Recommendation” is defined in Recital C.

“Company Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

A-2.

“Company Contract” shall mean any Contract to which the Company is a party.

“Company Disclosure Documents” is defined in Section 3.4(g).

“Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the date of this Agreement.

“Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, equity or equity-based compensation, stock purchase, change in control, individual consulting, deferred compensation, relocation, repatriation or expatriation agreement or other Contract between the Company and any Company Associate pursuant to which the Company is or may become obligated to: (a) make any severance, termination or similar payment to such Company Associate (other than as required by applicable Laws); (b) make any bonus, retention, change in control or similar payment to such Company Associate that is not required pursuant to the terms of an Employee Plan as in effect as of the date of this Agreement; or (c) grant or accelerate the vesting of, or otherwise modify the terms of, any Company Stock Award, other than accelerated vesting provided in Company Equity Plans as in effect on the date of this Agreement.

“Company Equity Plans” shall mean the Company’s 2024 Equity Incentive Plan, 2020 Inducement Incentive Plan, 2015 Equity Incentive Plan, and 2013 Stock Option and Grant Plan, in each case, as amended.

“Company Exclusively Licensed IP” shall mean all Intellectual Property Rights exclusively licensed or purported to be exclusively licensed to any of the Acquired Corporations.

“Company IP” shall mean Company Owned IP and Company Exclusively Licensed IP.

“Company Lease” shall mean any Company Contract pursuant to which the Company leases, subleases or sub-subleases Leased Real Property from another Person.

“Company Owned IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by an Acquired Corporation.

“Company Preferred Stock” shall mean the preferred stock, $0.0001 par value per share, of the Company.

“Company Registrations” is defined in Section 3.8(a).

“Company SEC Documents” is defined in Section 3.4(a).

“Company Stock Awards” shall mean all Options and RSUs.

“Company Systems” shall mean the computer systems, servers, hardware, software, websites, networks, servers, workstations, and all other physical or virtual information technology equipment used by or on behalf of the Acquired Corporations.

A-3.

“Company Termination Fee” is defined in Section 8.3(b).

“Company Warrants” shall mean the Common Stock Warrant and the Pre-Funded Warrants.

“Confidentiality Agreement” is defined in Section 5.1.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Continuing Employee” is defined in Section 6.4.

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

“Covered Rights” shall mean the right to research, develop, manufacture, have manufactured, supply, test, conduct clinical trials, distribute, market, promote, offer for sale, sell, import, export, commercialize, license or otherwise exploit any of the Products of the Company in any jurisdiction.

“Data Security Requirements” shall mean, to the extent governing the privacy, Processing, data protection or security of any Personal Information, all applicable (i) Laws (including HIPAA and the EU General Data Protection Regulation), (ii) external-facing policies (including privacy policies), programs and notices of any Acquired Corporation, (iii) industry standards to which the Acquired Corporations are legally bound or purport to comply with, and (iv) contractual requirements to which any of the Acquired Corporations is a party.

“Depository Agent” is defined in Section 2.6(a).

“Determination Notice” is defined in Section 6.1(b)(i).

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” is defined in Section 2.7.

“DOJ” shall mean the U.S. Department of Justice.

“Effective Time” is defined in Section 2.3(b).

“Employee Plan” shall mean any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any salary, bonus, commission, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement, or equity or equity-based plan, policy, program, agreement or arrangement and each other benefit or compensation plan, agreement, program, policy, or arrangement sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations including for the benefit of any current or former Company Associate, or with respect to which any of the Acquired Corporations has any current or contingent liability or obligation (excluding workers’ compensation, and unemployment compensation).

A-4

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” is defined in Section 8.1(d).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” shall mean any federal, state, local or foreign Law relating to pollution or protection of human health or safety, worker health or safety, or the environment or natural resources (including ambient air, surface water, ground water, land surface or subsurface strata, flora and fauna), including any law or regulation relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, labeling, generation, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ESPP” means the Company’s 2015 Employee Stock Purchase Plan.

“Ex-Im Laws” shall mean all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Shares” shall mean any Shares held by the Company (or held in the Company’s treasury), Parent, Purchaser or any of their respective wholly owned Subsidiaries and any Dissenting Shares.

“Expiration Date” is defined in Section 1.1(c).

“Extension Deadline” is defined in Section 1.1(c).

“FDA” shall mean the U.S. Food and Drug Administration or any successor agency.

A-5.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” is defined in Section 3.4(b).

“GMP Regulations” means the applicable Laws for current Good Manufacturing Practices promulgated by the FDA under the FDCA or PHS Act, the European Medicines Agency or under the European Union guidelines to Good Manufacturing Practice for medicinal products and any other applicable Governmental Body in each jurisdiction where the Company or a third party acting on its behalf is undertaking a clinical trial or any manufacturing activities as of or prior to the Effective Time.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, public or private arbitrator or arbitral body, or other tribunal.

“Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, petroleum or petroleum-derived substance or waste.

“Health Care Laws” means (i) the Federal Food, Drug and Cosmetic Act (“FDCA”), the Public Health Service Act and all other Laws applicable to the ownership, testing, research, development, manufacture, quality, safety, packaging, storage, use, distribution, labeling, promotion, sale, offer for sale, import, export or disposal of pharmaceutical products; (ii) all U.S. federal and state fraud and abuse Laws, including the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Exclusion Laws (42 U.S.C. § 1320a-7); (iii) HIPAA; (iv) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the U.S. Social Security Act of 1935; (v) the U.S. federal Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); (vi) Laws governing all federal and state health care programs defined in 42 U.S.C. §1320a-7b(f), government pricing or price reporting programs, including Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, TRICARE (10 U.S.C. § 1071 et seq.); (vii) all applicable Laws or judgments administered by the FDA, including those governing or relating to Good Clinical Practices, Good Documentation Practices, Good Laboratory Practices, data integrity, clinical and non-clinical trial safety, and Good Manufacturing Practices, including FDA’s regulations at 21 C.F.R. Parts 11, 50, 54, 56, 58, 210, 211, 312, 600 and 610; and (viii) any other applicable Laws related to healthcare regulatory matters, including any comparable state, and local equivalent Laws in respect of any of the foregoing.

A-6.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, including the Standards for Privacy of Individually Identifiable Health Information (45 CFR Part 160 and Part 164, Subparts A, D and E), the Transactions and Code Set Standards (45 CFR Part 162), and the Security Standards for the Protection of Electronic Protected Health Information (45 CFR Part 164, Subparts A and C), as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009) as set forth at 42 USC §§ 17931 et seq. as may be amended, and their implementing regulations.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“In-bound License” is defined in Section 3.8(d).

“Indebtedness” shall mean (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), or (d) any guaranty of any such obligations described in clauses “(a)” through “(d)” of any Person (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

“Indemnified Persons” is defined in Section 6.5(a).

“Indemnifying Parties” is defined in Section 6.5(b).

“Intellectual Property Rights” shall mean all intellectual property and associated rights, past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world,: (a) rights associated with works of authorship (whether or not copyrightable), including exclusive exploitation rights, copyrights, moral rights, software, data, databases and database rights, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques, formulations, compositions of matter and other forms of technology; (d) patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, non-provisionals, continuations, continuations-in-part, divisionals, or reissues of, reexaminations, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

A-7.

“IRS” shall mean the Internal Revenue Service.

“knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge of such Entity’s executive officers after reasonable inquiry. With respect to matters involving Intellectual Property Rights, knowledge does not require that any of such Entity’s executive officers conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any intellectual property clearance searches, and no knowledge of any third party intellectual property that would have been revealed by such inquiries, opinions or searches will be imputed to such executive officers.

“Labor Agreement” is defined in Section 3.17(b).

“Law” any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, act, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion, Order or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq).

“Leased Real Property” is defined in Section 3.7(b).

“Legal Proceeding” shall mean any action, suit, charge, claim, complaint, litigation, charge, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination, investigation or administrative enforcement proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Any fact, event, occurrence, violation, inaccuracy, circumstance, change, effect, development or other matter (an “Effect”) shall be deemed to have a “Material Adverse Effect” on the Company, if such Effect (whether or not such Effect would constitute a breach of the representations, warranties, covenants or agreements of the Company set forth in this Agreement) either (a) had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of the Acquired Corporations or (b) has prevented or would reasonably be expected to prevent the consummation by the Company of the Transactions; provided, however, that in the case of clause (a) of this definition, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following Effects shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect on the Company: (i) any change in the market price or trading volume of the Company’s stock; (ii) any Effect resulting from the announcement or pendency of the Transactions (other than for purposes of any representation or warranty contained in Section 3.24 but subject to disclosures in Section 3.24 of the Company Disclosure Schedule); (iii) any Effect in the industries in which the Company operates or in the economy generally or other general business, financial or market conditions; (iv) any Effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency; (v) any Effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar events; (vi) any epidemic, pandemic, disease outbreak or other public health-related event, hurricane, tornado, flood,

A-8.

earthquake, tsunamis, tornadoes, mudslides, fires or other natural disaster or force majeure event, or the escalation or worsening thereof; (vii) the failure of the Acquired Corporations to meet internal or analysts’ expectations or projections or the results of operations of the Acquired Corporations; (viii) any adverse effect arising directly from or otherwise directly relating to any action taken by the Company at the written direction of Parent or any action specifically required to be taken by the Company, or the failure of the Company to take any action that the Company is specifically prohibited by the terms of this Agreement from taking to the extent Parent unreasonably fails to give its consent thereto after a written request therefor pursuant to Section 5.2; (ix) any Effect resulting or arising from Parent’s or Purchaser’s breach of this Agreement; (x) any Effect arising directly or indirectly from or otherwise relating to any change after the date of this Agreement in, or any compliance with or action taken for the purpose of complying with, any applicable Law or GAAP (or interpretations of any applicable Law or GAAP); (xi) (1) regulatory, manufacturing or clinical Effects resulting directly or indirectly from any nonclinical or clinical studies sponsored by the Company or any competitor of the Company, results of meetings with the FDA or other Governmental Body (including any communications from any Governmental Body in connection with such meetings), or any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations with respect to the Company’s or any competitor’s product candidates, (2) the determination by, or the delay of a determination by, the FDA or any other Governmental Body, or any panel or advisory body empowered or appointed thereby, with respect to the clinical hold, acceptance, filing, designation, approval, clearance, non-acceptance, hold, refusal to file, refusal to designate, non-approval, disapproval or non-clearance of any of the Company’s or any competitor’s product candidates, (3) FDA approval (or other clinical or regulatory developments), market entry or threatened market entry of any product competitive with or related to any of the Company’s products or product candidates, or any guidance, announcement or publication by the FDA or other Governmental Body relating to any product candidates of the Company or any competitor, or (4) any manufacturing or supply chain disruptions or delays in manufacturing validation affecting products or product candidates of the Company or disruptions or delays in the technology transfer of manufacturing from current manufactures to planned manufacturers located in the United States or developments relating to reimbursement, coverage or payor rules with respect to any product or product candidates of the Company or the pricing of products (the Effects set forth in this clause (xi), “Regulatory Effects”); provided, that in the cause of this clause (xi), if such Regulatory Effect results from intentional common law fraud by the Company, then such Regulatory Effect may be taken into account in determining whether there has been a Material Adverse Effect; provided, further, that with respect to clauses (i), (ii), (iii), (iv), (v) and (vi), such Effects referred to therein may be taken into account to the extent that the Acquired Corporations, taken as a whole, are disproportionately adversely affected relative to other participants in the industry in which the Acquired Corporations operate, in which case only the incremental disproportionate impact may be taken into account in determining whether or not there has occurred a Material Adverse Effect; it being understood that the exceptions in clauses “(i)” and “(vii)” shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise expressly excluded under any of the exceptions provided by clauses “(ii)” through “(vi)” or “(viii)” through “(xi)” hereof) is or would be reasonably likely to be a Material Adverse Effect.

“Material Contract” is defined in Section 3.10(a).

A-9.

“Merger” is defined in Recital B.

“Merger Consideration” is defined in Section 2.5(b).

“Minimum Condition” is defined in Annex I.

“Nasdaq” shall mean the Nasdaq Global Select Market, or any successor inter-dealer quotation system operated by Nasdaq, Inc., or any successor thereto.

“Offer” is defined in Recital A.

“Offer Acceptance Time” is defined in Section 1.1(b).

“Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

“Offer Conditions” is defined in Section 1.1(b).

“Offer Documents” is defined in Section 1.1(e).

“Offer Price” is defined in Recital A.

“Offer to Purchase” is defined in Section 1.1(b).

“Options” shall mean all options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Option Consideration” is defined in Section 2.8(a).

“Order” is defined in Section 3.20.

“Out-bound License” is defined in Section 3.8(d).

“Parent” is defined in the preamble to this Agreement.

“Parent Material Adverse Effect” shall mean any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Transactions.

“Parent Related Parties” is defined in Section 8.3(b).

“Parties” shall mean Parent, Purchaser and the Company.

“Paying Agent” is defined in Section 2.6(a).

“Payment Fund” is defined in Section 2.6(a).

A-10.

“Permitted Encumbrance” shall mean (a) any Encumbrance that arises out of Taxes which are not (i) due and delinquent or (ii) the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract or any non-exclusive license of intellectual property granted to service providers of the Company in the ordinary course of business, (d) any In-bound License and any Out-bound License and (f) in the case of real property, (x) Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or (y) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property which are not violated by the current use or occupancy of such real property.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” shall mean data or other information that identifies, relates to, describes or is reasonably capable of being associated with a particular individual or household or is protected by or subject to any applicable Law pertaining to privacy or information security, including any such information or data that is defined as “personal information”, “personal data”, “personally identifiable information”, or “protected health information” under any applicable Law.

“Pre-Closing Period” is defined in Section 5.1.

“Pre-Funded Warrants” shall mean each of the Pre-Funded Warrants to purchase Common Stock issued by the Company on November 26, 2024, to the holders thereof.

“Process” shall mean any operation or set of operations that is performed on data, including Personal Information, or Company Systems, including access, collection, use, processing, securing, storage, transfer, dissemination, disclosure, destruction, modification, or disposal.

“Product” shall mean: (a) the Company’s proprietary compound having the structure and amino acid sequence set forth in Section A of the Company Disclosure Schedule and labeled “CD388”; or (b) any base form, ester, salt form, racemate, stereoisomer, crystalline polymorph, hydrate or solvate of such compound.

“Purchaser” is defined in the preamble to this Agreement.

“Reference Date” shall mean the business day immediately prior to the date of this Agreement.

A-11.

“Registered IP” shall mean all Intellectual Property Rights that are registered, issued, or applied for, under the authority of any Governmental Body, or, with respect to domain names, private registrar, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.

“Regulatory Burden” is defined in Section 6.2(e).

“Regulatory Condition(s)” is defined in Annex I.

“Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“Reverse Termination Fee” is defined in Section 8.3(c).

“RSU” is defined in Section 2.8(b).

“RSU Consideration” is defined in Section 2.8(b).

“Sanctioned Country” shall mean any country or region or government thereof that is, or has been since April 24, 2019, the subject or target of comprehensive Sanctions (including Cuba, Iran, North Korea, Syria (prior to July 1, 2025), and the Crimea region and the so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine).

“Sanctioned Person” shall mean any Person that is (i) listed on any Sanctions-related list of designated or blocked persons, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or the government of Venezuela; (ii) located, organized, or ordinarily resident in a Sanctioned Country; (iii) in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i)-(ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

“Sanctions” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC), the European Union and enforced by its member states, the United Nations, and His Majesty’s Treasury.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“Schedule 14D-9” is defined in Section 1.2(a).

A-12.

“Schedule TO” is defined in Section 1.1(e).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Security Incident” means any (i) breach of security, phishing incident, ransomware or malware attack affecting any Company Systems, or (ii) incident in which Personal Information was or may have been Processed (including any exfiltration or disclosure) in an unauthorized or unlawful manner (whether any of the foregoing was possessed or controlled by the Company or by another Person on behalf of the Company).

“Series A Merger Consideration” is defined in Section 2.5(a)(iv)(3).

“Series A Offer Price” is defined in Recital A.

“Series A Shares” is defined in Recital A.

“Shares” is defined in Recital A.

“Specified Agreement” is defined in Section 8.1(e).

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal received after the date of this Agreement that the Company Board determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisor(s), is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, financing, timing and other aspects (including conditionality and the certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, and would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transaction contemplated by this Agreement; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” and “80%” in the definition of Acquisition Proposal shall be deemed to be references to “100%” and “50%” and the reference to “license,” “partnership,” “collaboration,” and “revenue sharing arrangement” in the definition of Acquisition Proposal shall be disregarded and deemed deleted.

“Surviving Corporation” is defined in Recital B.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

A-13.

“Tax” shall mean any United States federal, state, local or non-U.S. tax of any kind whatsoever (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, escheat and unclaimed property, withholding tax or payroll tax and any fee, levy, duty, tariff, impost or other similar charge in the nature of a tax), including any interest, penalty or addition thereto, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

“Transactions” shall mean (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement, including the Offer and the Merger.

“Willful Breach” shall mean a material breach of any covenant or agreement set forth in this Agreement prior to the date of termination that is a consequence of an act, or failure to act, undertaken by the breaching Party with the knowledge that the taking of such act, or failure to act, would result in such breach.

A-14.

EXHIBIT B

FORM OF CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CIDARA THERAPEUTICS, INC.

I: The date of filing of the Corporation’s original certificate of incorporation with the Delaware Secretary of State was December 6, 2012, under the name of K2 Therapeutics, Inc. (the “Original Certificate of Incorporation”);

II: The Original Certificate of Incorporation was amended and restated in its entirety by the filing of that certain Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on April 24, 2015 (the “Amended and Restated Certificate of Incorporation”);

III: The Amended and Restated Certificate of Incorporation was amended on April 22, 2024, July 18, 2024 and June 20, 2025; and

IV: The Amended and Restated Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is Cidara Therapeutics, Inc. (hereinafter, the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.001 per share.

FIFTH: The name and mailing address of the incorporator is Donna McClurkin-Fletcher, c/o Gibson, Dunn & Crutcher, LLP, 1700 M Street, N.W., Washington, D.C. 20036.

SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend or repeal the bylaws or adopt new bylaws without any action on the part of the stockholders of the Corporation; provided that any by-law adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation.

EIGHTH: The liability of a director of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through the bylaws of the Corporation, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after the filing date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article VIII shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VIII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

NINTH: The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time as prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

IN WITNESS WHEREOF, I have signed this Second Amended and Restated Certificate of Incorporation on this day [•] of [•].

[•]
[•]

EXHIBIT C

FORM OF BYLAWS OF SURVIVING CORPORATION

SECOND AMENDED AND RESTATED

BYLAWS

OF

CIDARA THERAPEUTICS, INC.

a Delaware corporation

(the “Corporation”)

Article I

STOCKHOLDERS

Section 1. Registered Office.

The registered office of the Corporation shall be fixed in the Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).

ARTICLE II

STOCKHOLDERS

Section 1. Annual Meeting.

An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors (the “Board of Directors”) of the Corporation shall each year fix, which date shall be within 13 months of the last annual meeting of stockholders or, if no such meeting has been held, the date of incorporation.

Section 2. Special Meetings.

Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the Board of Directors or the president and shall be held at such place, on such date, and at such time as they or he or she shall fix.

Section 3. Notice of Meetings.

Notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”)).

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given to each stockholder in conformity herewith. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and, except as otherwise required by law, shall not be more than 60 nor less than 10 days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 4. Quorum.

At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. A quorum once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, if any, date, or time. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 5. Organization.

Such person as the Board of Directors may have designated or, in the absence of such a person, the President of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

Section 6. Conduct of Business.

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 7. Proxies and Voting.

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile, email or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile, email or other reproduction shall be a complete reproduction of the entire original writing or transmission.

The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

Section 8. Stock List.

The officer who has charge of the stock ledger of the Corporation shall, at least 10 days before every meeting of stockholders, prepare and make a complete list of stockholders entitled to vote at any meeting of stockholders, provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in his or her name. Such list shall be open to the examination of any stockholder for a period of at least 10 days prior to the meeting in the manner provided by law.

A stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine (a) the identity of the stockholders entitled to examine such stock list and to vote at the meeting and (b) the number of shares held by each of them.

Section 9. Consent of Stockholders in Lieu of Meeting.

Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section to the extent permitted by law. Any such consent shall be delivered in accordance with Section 228(d)(1) of the Delaware General Corporation Law.

Any copy, facsimile, email or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile, email or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE III

BOARD OF DIRECTORS

Section 1. General Powers.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these Bylaws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 2. Number and Term of Office.

The number of directors who shall constitute the whole Board of Directors shall be such number as the Board of Directors shall from time to time have designated, provided that the size of the initial Board of Directors shall be equal to the number of directors elected by the Incorporator of the Corporation. Each director shall be elected for a term of one year and until his or her successor is elected and qualified, except as otherwise provided herein or required by law.

Whenever the authorized number of directors is increased between annual meetings of the stockholders, a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are elected and qualified. Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of such decrease, there shall be vacancies on the board which are being eliminated by the decrease.

Section 3. Vacancies.

If the office of any director becomes vacant by reason of death, resignation, disqualification, removal or other cause, a majority of the directors remaining in office, although less than a quorum, may elect a successor for the unexpired term and until his or her successor is elected and qualified.

Section 4. Regular Meetings.

Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 5. Special Meetings.

Special meetings of the Board of Directors may be called by one-third of the directors then in office (rounded up to the nearest whole number) or by the President and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five days before the meeting or by facsimile, email or other electronic transmission of the same not less than 24 hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 6. Quorum.

At any meeting of the Board of Directors, a majority of the total number of the whole Board of Directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 7. Participation in Meetings By Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 8. Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 9. Compensation of Directors.

Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

Section 10. Action Without Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

Section 11. Resignation.

Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified.

Section 12. Removal.

Except as prohibited by applicable law or the Certificate of Incorporation, the stockholders entitled to vote in an election of directors may remove any director from office at any time, with or without cause, by the affirmative vote of a majority in voting power thereof.

ARTICLE IV

COMMITTEES

Section 1. Committees of the Board of Directors.

The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 2. Conduct of Business.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE V

OFFICERS

Section 1. Generally.

The officers of the Corporation shall be elected annually by the Board of Directors and shall include a president, a treasurer, and a secretary. The Board of Directors, in its discretion, may also elect one or more assistant treasurers, assistant secretaries, and other officers. Any two or more offices may be held by the same person. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, disqualification, resignation or removal.

Section 2. President.

The president shall have general supervision over the business of the Corporation and other duties incident to the office of president, and any other duties as may be from time to time assigned to the president by the Board of Directors and subject to the control of the Board of Directors in each case. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

Section 3. Treasurer.

The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as the Board of Directors may from time to time prescribe.

Section 4. Secretary.

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 5. Delegation of Authority.

In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the president or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

Section 6. Removal.

Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Section 7. Action with Respect to Securities of Other Entities.

Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders (or comparable holders of equity interests) of or with respect to any action of stockholders (or comparable holders of equity interests) of any other corporation or other entity in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation or other entity.

ARTICLE VI

STOCK

Section 1. Certificates of Stock.

Shares of stock of the Corporation may, but need not be, represented by certificates. Each holder of stock represented by certificates shall be entitled to a certificate signed by, or in the name of the Corporation by, any two authorized officers of the Corporation, including the President and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

Section 2. Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article V of these Bylaws, an outstanding certificate, if one has been issued, for the number of shares involved shall be surrendered for cancellation before a new certificate, if any, is issued therefor.

Section 3. Record Date.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 3 at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting, (including electronic transmission as permitted by law), the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than ten days after the date upon which the resolution fixing the record date is adopted. If no record date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date shall be the first date on which a consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Article I, Section 9 hereof. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law with respect to the proposed action by consent of the stockholders without a meeting, the record date for determining stockholders entitled to consent to corporate action without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 4. Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5. Registered Stockholders.

The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 6. Regulations.

The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

Section 7. Waiver of Notice.

Whenever notice is required to be given under any provision of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended from time to time, the “DGCL”) or the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, the Board of Directors or a committee of the Board of Directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

ARTICLE VII

NOTICES

Section 1. Notices.

If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law.

Section 2. Waivers.

A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver.

ARTICLE VIII

MISCELLANEOUS

Section 1. Facsimile Signatures.

In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2. Books and Records.

Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the DGCL. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Section 3. Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 4. Reliance upon Books, Reports and Records.

Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 5. Fiscal Year.

The fiscal year of the Corporation shall begin on January 1 and end on December 31 of each year.

Section 6. Checks, Notes, Drafts, Etc.

All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 7. Dividends.

Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation.

Section 8. Time Periods.

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 9. Conflict with Applicable Law or Certificate of Incorporation.

These Bylaws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these Bylaws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

Section 10. Electronic Signatures, etc.

Except as otherwise required by the Certificate of Incorporation or these Bylaws, any document, including, without limitation, any consent, agreement, certificate or instrument, required by the DGCL, the Certificate of Incorporation or these Bylaws to be executed by any officer, director, stockholder, employee or agent of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. All other contracts, agreements, certificates or instruments to be executed on behalf of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. The terms “electronic mail,” “electronic mail address,” “electronic signature” and “electronic transmission” as used herein shall have the meanings ascribed thereto in the DGCL.

ARTICLE IX

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1. Directors and Officers.

The Corporation shall indemnify its directors and officers to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

Section 2. Employees and Other Agents.

The Corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person (except for officers) or other persons as the Board of Directors shall determine.

Section 3. Expenses.

The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article IX or otherwise. Notwithstanding the foregoing, unless otherwise determined pursuant to Section 5 of this Article IX, no advance shall be made by the Corporation to an officer of the Corporation (except by reason of the fact that such officer is or was a director of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

Section 4. Enforcement.

Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Article IX shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or officer. Any right to indemnification or advances granted by this Article IX to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Corporation.

Section 5. Non-Exclusivity of Rights.

The rights conferred on any person by these Bylaws shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

Section 6. Survival of Rights.

The rights conferred on any person by these Bylaws shall continue as to a person who has ceased to be a director or officer, or, if applicable, employee or other agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7. Insurance.

To the fullest extent permitted by the DGCL or any other applicable law, the Corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article IX.

Section 8. Amendments.

Any repeal or modification of this Article IX shall only be prospective and shall not affect the rights under these Bylaws in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

Section 9. Saving Clause.

If these Bylaws or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Article IX that shall not have been invalidated, or by any other applicable law. If this Article IX shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and officer to the full extent under any other applicable law.

Section 10. Certain Definitions.

For the purposes of this Article IX, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, officer, employee, trustee or agent of another Corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

ARTICLE X

AMENDMENTS

These Bylaws may be adopted, amended or repealed by the Board of Directors or by the stockholders. In the case of any such amendment or repeal of Article IX or any section thereof, the amendment or repeal shall be subject to Article IX, Section 8.

The foregoing Bylaws were adopted by the Board of Directors on [•].

ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(h)” below. Accordingly, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any validly tendered (and not validly withdrawn) Shares, and, to the extent permitted by this Agreement, may (i) terminate the Offer: (A) upon termination of this Agreement; and (B) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of this Agreement) or (ii) amend the Offer as otherwise permitted by this Agreement, if: (A) the Minimum Condition shall not be satisfied as of one minute following 11:59 p.m. Eastern Time on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses “(b)” through “(h)” below shall not be satisfied or waived in writing by Parent as of one minute following 11:59 p.m. Eastern Time on the Expiration Date of the Offer:

(a) there shall have been validly tendered and not validly withdrawn Common Shares and Series A Shares that, considered together with all other Common Shares and Series A Shares (if any) beneficially owned by Parent or any of its wholly owned Subsidiaries (but excluding Shares tendered pursuant to guaranteed delivery procedures, if permitted by the terms of the Offer, that have not yet been “received” by the “depositary”, as such terms are defined by Section 251(h)(6) of the DGCL), would represent (with respect to such Series A Shares, on an as-converted to Company Common Stock basis) one more than 50% of the total number of Shares entitled to vote and outstanding at the time of the expiration of the Offer (the “Minimum Condition”);

(b) (i) the representations and warranties of the Company as set forth in Section 3.1(a)-(c) (Due Organization; Subsidiaries, Etc.), the second sentence of subclause (a) and the subclauses (b) and (d) of Section 3.3 (Capitalization, Etc.), Section 3.21 (Authority; Binding Nature of Agreement), Section 3.22 (Section 203 of the DGCL), Section 3.23 (Merger Approval), Section 3.25 (Opinion of Financial Advisors) and the first sentence of Section 3.26 (Financial Advisors) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects at and as of the Offer Acceptance Time as if made on and as of such time (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(i)) only as of such date);

(ii) the representations and warranties of the Company as set forth in the first sentence of Section 3.5 (Absence of Changes) shall have been accurate as of the date of this Agreement and shall be accurate at and as of the Offer Acceptance Time as if made on and as of such time (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(ii)) only as of such date);

(iii) the representations and warranties of the Company as set forth in subsections (a) (other than the second sentence), (c) and (e) of Section 3.3 (Capitalization, Etc.) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time, except to the extent the failures of such representations and warranties to be true and correct individually and in the aggregate would not result in an increase in the aggregate Offer Price and Merger Consideration payable by Parent and Purchaser in connection with the Offer and the Merger of more than $15,000,000 (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(iii)) only as of such date); and

(iv) the representations and warranties of the Company as set forth in this Agreement (other than those referred to in clauses “(i)”, “(ii)” and “(iii)” above) shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time, except that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded (except in the case of the standard for what constitutes a defined term hereunder and the use of such defined term herein) and (B) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(iv)) only as of such date);

(c) the Company shall have complied with, or performed, in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d) Parent and Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses “(b)”, “(c)” above and “(g)” below have been duly satisfied;

(e) any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) imposed under the HSR Act shall have been obtained, shall have been received or shall have terminated or expired, as the case may be;

(f) there shall not have been issued by any court of competent jurisdiction or remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Common Shares and/or Series A Shares pursuant to the Offer or the consummation or the Offer or the Merger nor shall any action have been taken, or any applicable Law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Common Shares and/or Series A Shares pursuant to the Offer, or the consummation of the Merger (the “Regulatory Condition”);

(g) after the date of this Agreement, there shall not have occurred a Material Adverse Effect that is continuing; and

(h) this Agreement shall not have been terminated in accordance with its terms.